Exhibit 99.4

Merger Report

of the Executive Board of

bwin Interactive Entertainment AG
Börsegasse 11, A-1010 Vienna

on the cross-border merger of
bwin Interactive Entertainment AG
with PartyGaming Plc

20 December 2010

1. Dezember 2010

Table of contents

	1.	CURRENT SITUATION AND RECOMMENDATION	5
	2.	SUMMARY OF THE TRANSACTION STRUCTURE	7
	3.	Merger Report	9
	3.1	Companies involved	9
	3.1.1	bwin Interactive Entertainment AG	9
	3.1.2	PartyGaming Plc	17
	3.1.3	bwin.party digital entertainment plc	22
	3.2	Main reasons for the Merger	31
	3.3	Path to the Merger	36
	3.3.1	Main steps to the downstream spin-off of bwin to bwin Services AG	38
a)		General	38
b)		Main content of the Spin-off and Acquisition Agreement	39
c)		Audit of the Spin-off and the residual assets	41
d)		Provision of information, resolutions and registration of the Spin-off	42
	3.3.2	Main steps to the Merger	44
a)		General information	44
b)		Main content of the joint Merger Plan	44
c)		Audit of the Merger	47
d)		Provision of information, resolutions and registration of the Cross-Border Merger	48
	3.3.3	Merger control and approval of gaming authorities	52
	3.4	Expected effects of the Merger	55
	3.4.1	Expected advantages and potential risks of the Merger	55
	3.4.2	Universal succession	58
	3.4.3	Terms of the exercise of rights of control, rights of the minority and provisions of the articles of association regarding the licensing procedure under gaming law	59
c)		Provisions of the articles of association regarding the licensing procedure under gaming law	61
	3.4.4	Diverging financial reporting standards for the acquiring company	62
	3.4.5	Rules relating to profit reporting and distributions	62
	3.4.6	(No) capital-reducing effect	63
	3.4.7	Tax structure subsequent to the Merger	64
	3.5	Description of merger plan	65
	3.6	Legal information on cash compensation; payment of cash compensation	68
	3.6.1	Legal framework	68
	3.6.2	Payment of cash compensation	69
	3.7	Information on exchange ratio and cash compensation	70
	3.7.1	Summary	70
	3.7.2	Valuation principles and methods	72
	3.7.3	Enterprise valuations	74
		Particular difficulties in the valuation	76
		The main difficulty in the valuation lay in taking into account the uncertainties in the market environment in which bwin and PartyGaming will operate their future business. The dominant uncertainties lay in the time, nature, scope and effects of the future regulation of the online gaming market in Europe	76
Cost of equity capital			80

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Growth discounts			82
	3.7.4	Result of valuation	82
	3.7.5	Plausibilisation of valuation	83
–		Plausibilisation on the basis of average prices / stock exchange price	83
–		Additional plausibilisation	84
	3.7.6	Determination of exchange ratio and cash compensation offer	84
	3.7.7	Judicial review of exchange ratio and cash compensation	85
Proceedings to review exchange ratio			85
•		Judicial review of cash compensation	86
	3.8	Information on depositary interests; description of share exchange and settlement of fractions; information on stock exchange trading	88
	3.8.1	Information on depositary interests (DIs)	88
–		Existing depositary interest arrangement relating to PartyGaming shares	88
–		Depositary interest arrangements relating to bwin.party shares	89
–		DI terms and conditions	89
–		Stamp duty reserve tax	90
	3.8.2	Procedure of share exchange and settlement of fractions	90
•		Technical implementation of the share exchange	90
•		Settlement of fractions	92
	3.8.3	Information on stock exchange trading	92
	3.9	Special rights and proposed measures pursuant to Sections 5(2)(7) of the Austrian EU Mergers Act (EU-VerschG), 226(3) of the Austrian Stock Corporation Act (AktG) in conjunction with Section 3(2) EU-VerschG and Regulation 7(2)(g) of the CBM Regulations 2010	94
	3.9.1	Rights of existing major shareholders of bwin and PartyGaming	94
	3.9.2	Measures regarding option holders	95
	3.10	Consequences of the merger for employees of involved companies	96
	3.10.1	Consequences of the merger for employees of bwin	96
	3.10.2	Expected total effects of the merger on employees of the newly created bwin.party group	96
	3.11	Consequences of the merger for creditors of companies involved	98
	3.11.1	Consequences of spin-off for bwin’s creditors	98
	3.11.2	Consequences of the merger for bwin’s creditors	98
	3.11.3	Consequences of the merger for the creditors of PartyGaming	99
	3.11.4	Description of creditor protection under merger law	99
	3.11.5	Enforcement of monetary claims under the law of Gibraltar	101
	3.12	Information on the amount of nominal share capital and undistributable reserves of involved companies	102
	4.	TAX CONSEQUENCES	103
	4.1	Consequences for involved companies	103
	4.1.1	Consequences for bwin	103
	4.1.2	Consequences for PartyGaming	104
	4.2	Consequences for shareholders of bwin and PartyGaming	104
	4.2.1	Consequences for shareholders of bwin	104
	4.2.2	Consequences for shareholders of PartyGaming	105
	4.3	Stamp duty reserve tax	105

Anlage 1 Derzeitige Beteiligungen von bwin
Anlage 2 Direkte Beteiligungen von bwin nach Spaltung
Anlage 3 Beteiligungen von PartyGaming

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Anlage 4 Beteiligungen Gaming Plc

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1.	CURRENT SITUATION AND RECOMMENDATION

The online gambling industry has been in a phase of consolidation for a considerable time. Being one of the leading providers, bwin Interactive Entertainment AG (“bwin”) examined several strategic options intensively over the past 18 months. In this context, a merger with PartyGaming Plc (“PartyGaming”) emerged as the best variant from the viewpoint of the Company and its shareholders (see Section 3.2 Main reasons for the Merger). The Executive Board of bwin and the Board of Directors of PartyGaming, supported by their advisers, have developed a structure for this transaction since last year and – following long negotiations – concluded an agreement to implement this concentration (the Merger Implementation Agreement) on 29 July 2010.

The Merger Implementation Agreement governs essentially the merger and its implementation; furthermore, it determines the interests of the shareholders of bwin and PartyGaming in the joint company in the ratio of 51.6 to 48.4 as well as the future composition of the Board of Directors. Concurrently with entering into this Agreement, which – subject to approval by the General Meetings – obliges the Executive Board of bwin and the Board of Directors of PartyGaming to implement the transaction, major shareholders of both Companies (including the Executive Board members of bwin and the Chief Executive Officer and the Group Finance Director of PartyGaming) promised with binding effect to support the transaction. The development of the market prices of the bwin and PartyGaming shares immediately after the announcement of the proposed transaction on 29 July 2010 has clearly shown that the financial markets, too, assess the present merger as positive.

Through the proposed merger with PartyGaming, the world’s largest publicly traded online gaming provider is to be established. The primary strategic objective of the joint company will be to achieve and further expand market leadership in online gaming. On the basis of its detailed analysis, the results of which are represented in detail in this report, the Executive Board of bwin reckons that the stipulated ratio of exchange is appropriate and that the merger with PartyGaming is in the best interest of the Company and its shareholders.

The members of bwin’s Executive Board will, therefore, apply at the General Meeting on 28 January 2011 for the approval of the Merger by bwin’s shareholders and agree to that request in their role as (indirect) shareholders of the Company. For the reasons stated in Section 3.2

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(Main reasons for the Merger) below, the Executive Board recommends that the bwin shareholders, too, vote at the General Meeting for the transaction and the spin-off to take place before.

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2.	SUMMARY OF THE TRANSACTION STRUCTURE

On 20 December 2010, the Executive Board of bwin and the Board of Directors of PartyGaming drew up joint draft terms of merger in accordance with Section 5 of the EU Merger Act (EU-VerschG) and Regulation 7 of the Gibraltar Companies (Cross-Border Mergers) Regulations 2010 (the “CBM Regulations 2010”). These draft terms of merger will be submitted to the General Meetings of bwin and PartyGaming for approval on 28 January 2011.

bwin presently is not only the holding company of bwin Group, but to a considerable extent is doing operative business. For the purpose of a suitable group structure, still prior to the merger implementation, bwin’s operating business is to be transferred to bwin Services AG (FN 351580 f), based in Vienna at the business address of 1010 Wien/Vienna, Börsegasse 11 (“bwin Services AG”), a wholly-owned subsidiary of bwin, by way of spin-off for absorption (Abspaltung zur Aufnahme) through universal succession (the “Spin-Off”). To this end, the Boards of bwin and bwin Services AG drew up a draft Spin-Off and Acquisition Agreement on 17 December 2010. After completion of the Spin-Off, bwin will hold only the assets mentioned in Section 4(10)(b) of the Spin-Off and Acquisition Agreement, including the interest in bwin Services AG. The Spin-Off will be submitted for resolution to bwin’s General Meeting, which is also to resolve on the merger, on 28 January 2011.

In the course of the proposed merger of bwin with PartyGaming, bwin’s entire assets, which, upon the legal effectiveness of the Spin-Off, will mainly consist of shareholdings, will be transferred to PartyGaming in the way of universal succession, while bwin simultaneously ceases to exist. Provided that the General Meeting gives its corresponding approval, PartyGaming will change its company name to bwin.party digital entertainment plc (“bwin.party”) as part of the merger. In return for their extinguishing bwin shares, bwin shareholders will receive new bwin.party shares created by bwin.party by way of capital increase (as regards the depositary interests, see Section 3.3 Path to the Merger and 3.8 Information on depositary interests; description of share exchange and settlement of fractions; information on stock exchange trading).

By merging bwin and PartyGaming, the world’s largest stock market listed online gambling company will be established, featuring (i) a balanced distribution of sales by products, territories and sales channels, (ii) one of the biggest pools of customer liquidity in online peer-to-peer games, (iii) an experienced executive team and (iv) a

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strong and stable capital structure. Furthermore, bwin.party will be well positioned to be able to expand – in addition to its extensive B2C activities – its B2B and B2G (Business-to-Government) offers to international customers and state gambling companies. Moreover, it is to be expected that bwin.party, not least because of the economies of scale created by the Merger, will play an important role in the future consolidation of the online gambling market and be in a good position to open up potential new markets, including the U.S.A. Finally, the Executive Board of bwin reckons that the proposed Merger will create considerable synergetic effects. For further details of the benefits of the Merger, see Section 3.2 Main reasons for the Merger.

This Merger Report contains detailed information on bwin’s proposed Merger with PartyGaming and is to serve the shareholders of bwin as a basis for decision-making in the forthcoming General Meeting. In the following chapters, inter alia the Companies involved, the probable consequences of the Merger, the draft terms of merger and, in particular, the share exchange ratio and the measures in accordance with Section 226 (3) of the Stock Corporation Act (AktG), the impact of the Merger on the creditors and employees of the merging companies, including the impact of the Merger on the employees’ contractual claims shall be explained and reasoned under legal and economic aspects.

In addition, the impact of the Merger on the bwin shares and stock exchange trading, the main reasons for the Merger, the path to the Merger and the tax consequences of the Merger are explained and the determination of the cash settlement pursuant to Section 10 of the EU Merger Act (EU-VerschG) is set out in detail. Finally, the Report contains information on the depositary interests (DIs) to be granted as part of the Merger and the level of the nominal capital and the restricted reserves of the Companies involved.

PartyGaming’s Board of Directors has submitted a separate merger report (directors’ report).

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3.	MERGER REPORT

3.1	Companies involved

3.1.1	bwin Interactive Entertainment AG

(i) Seat, business year, business purpose

bwin Interactive Entertainment AG is a stock corporation (Aktiengesellschaft) under Austrian law registered with the Vienna Commercial Court under FN 166449 d, with its seat in Vienna and the business address Börsegasse 11, 1010 Wien/Vienna. The business year of the Company is the calendar year; the relevant date for the financial statements accordingly is 31 December.

According to Section II of its Articles of Association, the business purpose of bwin is (i) the offering and closing of bets and games (entertainment games - entertainment) of any kind, in particular the offering and closing of sports bets and games through the Internet and other national and international digital networks, as well as the exercising of group-directing functions (this does not include bets and game of chance subject to the 1989 Gambling Act (GSpG) (Federal Law Gazette 1989/620, as amended) and (ii) the conclusion of transactions and the taking of measures of all kinds necessary for or conducive to achieving the Company’s business purpose, in particular the establishment of branch offices and subsidiaries in Austria and abroad as well as the participation in other companies. Banking business is excluded.

bwin’s current business activities include marketing, including central brand management, finance, human resources, operations (customer service), product management, payment processing, which is managed by a dedicated subsidiary (CQR Payment Solutions GmbH), IT operations, software development, as well as corporate communications and regulatory affairs. Therefore, bwin itself does not offer bets and games; rather, the operative business of betting and gaming platforms and, thus, the offering of bets and games is performed by subsidiaries of bwin.

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(ii)	Business operations and shareholdings

Business operations

bwin is the ultimate parent company of bwin Group, which offers, on numerous platforms on the Internet, sports bets, poker, casino games, soft and skill games as well as audio and video streams of top sporting events with different language and currency options. bwin Group has over 20 million registered customers in more than 25 core markets. The operative business of bwin Group is run by subsidiaries and associated companies on the basis of licences (in particular licences in Gibraltar, Italy and France).

bwin Group currently employs about 1,600 people (excluding independent contractors), primarily in Austria, Italy, Sweden and Gibraltar. The bwin shares (ISIN: AT0000767553) are admitted to official trading on the Vienna Stock Exchange, are traded in the prime market segment and listed in the ATX, the leading index of the Vienna Stock Exchange.

bwin Group offers its services both via its own bwin platforms as well as through secondary brands and partnerships. In addition to the business-to-consumer (“B2C”) services, bwin Group offers third companies software licences and solutions on the basis of which these companies operate platforms under their own names (business-to-business, “B2B”). In addition, bwin has its own payment service provider, its wholly-owned indirect subsidiary CQR Payment Solutions Limited, a payment institution licensed by the Financial Services Authority of the United Kingdom.

The main markets of bwin are Germany (approximately 30.5% of net gaming revenues which corresponds to the gross gaming revenues less certain costs, such as betting taxes for the product offer, licence fees and bonuses distributed to customers in the business year 2009), Greece (approximately 11.4% of net gaming revenues in the business year 2009), Italy (approximately 9.5% of net gaming revenues in the business year 2009) and France (approximately 6.9% of net gaming revenues in the business year 2009). Excluding the B2B business, bwin in the business year 2009 generated approximately 94% (90% including the B2B business) of its net gaming revenues in the European Union.

bwin Group currently offers products in the following segments:

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Sports Betting: Sports bets are the core business of bwin group. The extensive offer includes, among others, football, basketball, handball, beach volleyball, tennis, motor sports, American football, baseball, ice hockey and alpine skiing, with an emphasis on football betting services. Internationally experienced bookmakers create up to 30,000 daily betting opportunities for over 90 different sports. bwin Group offers its sports bets in 21 different languages and in 18 different currencies. In 2009, bwin Group generated 52.2% of its net gaming revenues in the area of “Sports Betting”.

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Poker: Online poker is a multiplayer online game where players go into battle against each other at virtual poker tables (either in single games – ring games – or in tournaments). Through its subsidiary Ongame Network Limited, bwin operates one of the biggest online poker networks in Europe and, in addition, has regional poker networks in both Italy and France. In the first quarter of 2009, the various poker labels operated by bwin were successfully merged to form bwin Poker, so that bwin’s poker segment now benefits from an increased customer liquidity, an improved cost structure and the strong “bwin” brand name. In 2009, bwin Group generated 24,0% of its net gaming revenues in the area of “Poker”.

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Casino and Games: bwin Group offers its customers a wide range of online casino games, especially on the websites www.bwin.com and www.betoto.com. The casino offer includes, among others, roulette, blackjack, baccarat, craps and slot machines. Unlike the cases of sports betting and poker, bwin Group has neither developed nor owns any casino software of its own; two companies specialising in the development of casino software have been supplying it for more than five years now. Except for tournament games, gains are determined by random number generators, which are controlled in regular intervals by gaming and wagering device testers of worldwide renown. In tournaments, all stakes are paid into a prize pool and then distributed among the winners in accordance with the applicable allocation formula. bwin Group offers its casino products in 21 different languages and in 18 different currencies. The “Games” product sub-group includes games in the categories of fortune games, skill games, mini games as well as backgammon. In 2009, bwin Group generated 23.8% of its net gaming revenues in the area of “Casino and Games”.

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Bingo: In December 2009, bwin Group, through its subsidiary Gioco Digitale Italia S.r.l., started its first bingo offer – designed and developed in-house especially for the Italian market. With this offer, bwin Group could secure a considerable market share in the Italian bingo market. In the first nine months of the business year 2010, bwin Group generated approximately 2.7% of its net gaming revenues in the area of “Bingo”.

The promotion of sports has always been part of bwin’s company philosophy. This includes sponsoring different sports at the popular and professional levels, with a focus on European football. bwin is, inter alia, the shirt sponsor of football club Real Madrid, a premium partner of FC Bayern Munich, the title sponsor of various MotoGP racing events, official partner of the international basketball federation (FIBA), patron of the second football league in Italy (Serie bwin), title sponsor of the Portuguese football cup, and sponsor of the downhill races at the Hahnenkamm in Kitzbühel.

As online gaming pioneer, bwin has not only brought the enthusiasm for gaming and betting to the Internet, but also takes the responsibilities for this and completely rethinks the issues of security, research, prevention and intervention of gaming addiction. In this context, bwin set up its own Corporate Social Responsibility (CSR) department, which is to ensure that the product range is designed to be socially responsible. For example, this includes the ongoing evaluation and adaptation of internal processes and the orientation of marketing initiatives in terms of current findings in the field of addiction research and prevention. Cornerstones of bwin’s CSR policies include the protection of minors, protection against betting manipulation, and the prevention of gaming addiction and problematic gaming behaviour. Since as early as 2005, bwin has been cooperating with the prestigious Harvard Medical School in the field of addiction research. All bwin employees have to successfully complete the EMERGE programme, an e-learning programme developed by Harvard Medical School that provides basic knowledge of gambling and responsible gaming.

bwin and PartyGaming are both members of the European Gaming and Betting Association (EGBA), an industry association of leading licensed and regulated European online gambling and betting providers, which promotes the implementation of a fair, competitive and regulated market for online gaming operators.

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Shareholdings

Annex 1 to this Report contains a list of companies in which bwin presently (directly or indirectly) holds interests.

Since the implementation of the Spin-Off takes place prior to the registration of the effectiveness of the Merger of bwin and PartyGaming (see Section 3.3 Path to the Merger), only those participations that are shown in Section 4(10)(b) of the Spin-Off and Acquisition Agreement as the remaining assets (see Section 3.3.1b Main content of the Spin-off and Acquisition Agreement) shall be transferred directly to PartyGaming as part of the Merger by way of universal succession. A list of the shareholdings to be transferred in the course of the Merger is attached to this Merger Report as Annex 2.

(iii)	Capital and shareholders of bwin

Share capital

The share capital of bwin currently is EUR 36,066,041 and is divided into 36,066,041 non-par-value bearer shares. The existing share capital consists of the share capital already registered in the companies register amounting to EUR 35,717,696 and the 348,345 non-par-value shares with a nominal value of EUR 1 each issued since 1 January 2010 for servicing employee options in accordance with Section 159 (2) no. 3 of the Stock Corporation Act (AktG). All shares issued in the business year 2010 from the contingent capital increase pursuant to Section 159 (2) no. 3 of the Stock Corporation Act (AktG) will be filed for registration in the companies register pursuant to Section 168 of the AktG in January 2011. Each share carries one vote at the General Meeting of bwin.

Employee Stock Option Plan and performance-based options

The Executive and the Supervisory Boards of bwin established an Employee Stock Option Plan (“ESOP”) already prior to bwin’s IPO. The ESOP was approved by the General Meeting on 8 February 2000 and has several times been revised and increased in amount since then. At the 2008 Annual General Meeting, the ESOP was amended in such a way that in the future only employees of the Company – but no longer the members of the Company’s Executive

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Board – are eligible as beneficiaries. The employee stock options under the ESOP are serviced from the contingent capital increase in accordance with Section 159 (2) no. 3 of the Stock Corporation Act (AktG).

Furthermore, the members of bwin’s Executive and Supervisory Boards as well as other persons were allocated performance-based stock options amounting to a total of 1,728,436, with 1,571,766 out of these options having become vested, 50,000 options having been redeemed against payment in cash, and the remaining 106,670 options being extinguished. The options having become vested are to be serviced from authorised capital.

Authorised Capital

With the approval of the Supervisory Board, the Board is authorised until 21 May 2012 to increase the Company’s share capital by up to EUR 13,942,000 (this corresponds to the original authorisation granted to the Executive Board at the General Meeting of 22 May 2007 to increase the share capital by a total of EUR 16.3 million, less the capital increases already carried out in a total amount of EUR 2,358,000), if necessary in several tranches, by issuing up to 13,942,000 non-par-value bearer shares against contribution in cash or in kind, even totally or partially excluding shareholders’ subscription rights. In agreement with the Supervisory Board, the Executive Board furthermore is authorised to determine the terms of issue, if necessary, in particular the issue price, the nature of the non-cash contribution, the nature of the share rights and exclusion of subscription rights as well as the possible issue of the shares by indirect subscription rights. The Supervisory Board is authorised to approve any amendments to the Articles of Association resulting from the issue of shares from authorised capital.

Contingent capital increase

Pursuant to Section 159 (2) no. 3 of the Stock Corporation Act (AktG), a conditional increase in the Company’s share capital by no more than EUR 3,270,000 may be made by issuing no more than 3,270,000 no-par bearer shares; this increase may be effected only insofar as employees and executives of the Company, or employees, executives and members of the management of one of its affiliated companies exercise their share options and take advantage of their right to subscribe to the Company’s shares. The newly issued shares

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from the conditional capital increase will be entitled to dividends for the business year in which they are issued and also for the previous business year, provided no resolution on the allocation of net profits for this business year has been adopted. The issue price of the new shares will be derived from the allocated share options and will be equivalent to the average closing price of the Company’s shares on the five trading days before the allocation of such options, but at least to the proportion of the share capital arithmetically attributable to the new shares. The Supervisory Board is authorised to pass any amendments to the Articles of Association resulting from the issue of shares from contingent capital.

At the date of this Report, the conditional capital increase allowed in accordance with Section 159 (2) no. 3 of the AktG had already been utilised at a rate of EUR 977,323 through the issuance of 977,323 shares without par value.

In addition, the Company’s share capital can be increased by up to EUR 4,500,000 by issuing up to 4,500,000 no-par-value bearer shares to be issued to holders of convertible bonds, which the Executive Board was authorised to carry out at the General Meeting of 27 January 2006. However, this capital increase may be carried out only if the holders of the convertible bonds exercise their right to convert these into shares in the Company. The issue price will be calculated from the volume-weighted average price on the Vienna Stock Exchange on the date of allocation between the commencement of trading and the determination of the price of the convertible bonds plus a premium (average price plus premium equals the conversion price of the convertible bond). The amount of this premium will be determined by the prevailing market conditions on the date of issue. The newly issued shares from the conditional capital increase will be entitled to dividends for the business year in which they are issued and also for the previous business year, provided no resolution on the allocation of net profits for this business year has been adopted. The Executive Board is authorised to determine further details of this conditional capital increase and its implementation. The Supervisory Board is authorised to resolve on amendments to the Articles of Association resulting from the issue of shares from the conditional capital increase.

At the date of this Report, bwin has not issued any convertible bonds. The Executive Board will not make use of its authorisation granted on 27 January 2006 with the approval of the Supervisory Board to issue convertible bonds.

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Entitlement to acquire own shares

At the Annual General Meeting of 18 May 2010, the Executive Board of bwin was authorised to (i) acquire up to 10% of the Company’s own non-par bearer shares at a price of no less than EUR 1 and no more than EUR 150 per share during a period of 30 months as from the day of resolution, the share in the share capital associated with all own shares being limited to 10%, and (ii) to redeem such own shares or, with the approval of the Supervisory Board, to resolve on a way of selling such own shares other than on a stock exchange or via a public offering by 17 May 2015 (incl.), even totally or partially excluding shareholders’ subscription rights; these authorisations may be made use of once or several times and in whole or in part.

At the date of this Report, the Company holds 153,586 own shares.

Material shareholders

Shareholder	Share in the share capital of bwin in %

Androsch Privatstiftung (together with AIC Androsch International Management Consulting GmbH and Dkfm. Dr. Hannes Androsch)	8.8
New Media and Gaming Holding Limited (wholly owned by Manfred Bodner and Mag. Norbert Teufelberger)	5.6

(iv)	Corporate bodies of bwin

Besides the General Meeting, the Executive Board and the Supervisory Board are the corporate bodies of bwin.

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Executive Board

bwin’s Executive Board consists of Manfred Bodner, born on 21 October 1962, and Mag. Norbert Teufelberger, born on 19 March 1965. The office term of both Board members will end on 31 December 2012.

Supervisory Board and Audit Committee

bwin’s Supervisory Board consists of the following persons:

Name	Age	First ap- pointment	End of term of office

Dkfm. Dr. Hannes Androsch Chairman of the Supervisory Board (Aufsichtsratsvor- sitzender)	72	16 May 2003	2015 Annual General Meeting
Dr. Alexander Knotek Vice-chairman	59	16 May 2003	2011 Annual General Meeting

Mag. Helmut Kern	45	14 May 2004	2015 Annual General Meeting

Dr. Georg Riedl	51	10 May 2005	2014 Annual General Meeting

Mag. Herbert Schweiger	49	22 May 2007	2012 Annual General Meeting

Per Afrell	53	22 May 2007	2012 Annual General Meeting

bwin also set up an Audit Committee (chairman: Mag. Helmut Kern).

3.1.2	PartyGaming Plc

	(i)	Seat, business year, preferential tax treatment and business purpose

PartyGaming Plc is public limited company under Gibraltar law registered with the Registrar of Companies of Gibraltar under number 91225, with its registered offices in Gibraltar and the business address Suite 711, Europort, Gibraltar. Under Article 355 of the Treaty on the Functioning of the European Union, Gibraltar is part of the European Union, since it is a European territory that, in its external relations, is represented by the United Kingdom of Great Britain and Northern Ireland. The business year of the Company is the calendar year; the relevant date for the financial statements accordingly is 31 December.

In accordance with the Gibraltar Companies (Taxation and Concessions) Act, PartyGaming and the majority of its subsidiaries are tax exempt until 31 December 2010. As from 1 January 2011, the Gibraltar Income Tax Act 2010 ap-

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plies to PartyGaming. The Income Tax Act 2010 provides that all companies registered in Gibraltar are subject to a corporation tax rate of ten percent for all of their profits generated in Gibraltar. PartyGaming, however, will be entitled to assert in the determination of its profits certain tax exemptions, deductions and tax reliefs, such as creditable foreign taxes paid in a country or territory outside Gibraltar.

The provisions regarding the purpose of business of PartyGaming are contained in PartyGaming’s Memorandum of Association. The relevant provision of the Memorandum is worded broadly, so that the activities of PartyGaming are not subject to any statutory restrictions.

(ii)	Business operations and shareholdings

PartyGaming is a company listed on the London Stock Exchange since 2005 that is active in online gaming and offers a variety of games via its own PartyGaming platforms and under secondary brands and partnerships. On PartyGaming’s gaming platforms, adults can choose from a variety of games with different language and currency options. In addition to the business-to-consumer (“B2C”) services, PartyGaming offers third companies software licences and solutions on the basis of which these companies operate their own platforms (business-to-business, “B2B”).

PartyGaming Group holds gambling licences in Italy, France, Alderney, and Gibraltar.

PartyGaming Group currently employs approximately 1,300 people at its headquarters in Gibraltar, in outsourced business units in India and in businesses in Europe, Israel and the United States.

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The main markets of PartyGaming are Germany (approximately 18.4% of net gaming revenues in the business year 2009), the United Kingdom (approximately 15.5% of net gaming revenues in the business year 2009), and Canada (approximately 13.6% of net gaming revenues in the business year 2009). All in all, PartyGaming in the business year 2009 generated approximately 65.7% of its net gaming revenues in the European Union.

PartyGaming currently offers products in the following segments:

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Poker: Online poker is a multiplayer online game where players go into battle against each other at virtual poker tables (either individually or in tournaments). In 2009, PartyGaming was the online poker provider with highest customer liquidity (excluding U.S. online poker sites). In 2009, PartyGaming generated 44.2% of its net gaming revenues in the area of “Poker”.

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Casino and Games: With the premium brand PartyCasino (www.PartyCasino.com), PartyGaming owns an online casino where over 160 different games (such as blackjack, roulette, slot machines, craps and baccarat) are available. Except for tournament games, gains are determined by random number generators. In tournaments, all stakes are paid into a prize pool and then distributed among the winners in accordance with the applicable allocation formula. PartyGaming presently offers its casino products in 14 different languages and in eight different currencies. In 2009, PartyGaming generated 44.1% of its net gaming revenues in the area of “Casino and Games”.

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Bingo: Online bingo is a still relatively small but rapidly growing market. Since the acquisition of Cashcade Limited in July 2009, PartyGaming has been the market leader in online bingo. PartyGaming has a number of bingo sites, such as FoxyBingo, PartyBingo, and Cheeky Bingo. In 2009, PartyGaming generated 7.4% of its net gaming revenues in the area of “Bingo”.

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Sports Betting: PartyGaming Group offers sports betting via its websites www.Gamebookers.com and www.PartyBets.com. In 2009, the turnover from “Sports Betting” accounted for 4.3% of PartyGaming’s net gaming revenues.

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PartyGaming specifically advertises its brand and its offer in various regional markets by way of sponsorship. For instance, PartyGaming was able to win Francesco Totti, the captain of AS Roma, and Bruno Solo, a famous French actor, as ambassadors for the “Party Poker” brand.

PartyGaming is aware of the responsibility inherent in its business model, which is why it has set up a voluntary ethics committee, whose task is to ensure compliance with ethical and social standards. Since 2005, PartyGaming’s internal procedures and controls are being controlled at regular intervals by GoodCorporation, an organisation that monitors the managers’ ethical conduct in an independent and confidential way. Furthermore, PartyGaming is committed to the code of conduct of GamCare, a charitable organisation that promotes responsible gaming; the code provides, inter alia, for the establishment of individual player limits and of controls as regards the users’ gaming time.

PartyGaming – like bwin – is a member of EGBA, which promotes the implementation of a fair, competitive and regulated market for online gaming operators.

Shareholdings

Annex 3 to this Report contains a list of companies in which PartyGaming presently (directly or indirectly) holds interests.

(iii)	Capital and shareholders of PartyGaming

Capital and depositary interests

The authorised share capital of PartyGaming currently amounts to GBP 105,000 and is divided into 700 million ordinary shares with a nominal value of 0,015 pence each. The issued share capital of PartyGaming as per 17 December 2010 amounts to 413,061,701 bearer shares.

As PartyGaming is not a public limited company registered in the United Kingdom, transactions with PartyGaming shares cannot be settled electronically via the CREST system (which is the settlement system of the London

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Stock Exchange). In order to nevertheless allow electronic trading in PartyGaming’s shares via the CREST system, PartyGaming concluded depositary interest arrangements with Capita IRG Trustees Limited. Based on these arrangements, Capita IRG Trustees Limited issues to those PartyGaming shareholders who want to hold and transfer their PartyGaming shares via the CREST system depositary interests(“DIs”) representing the PartyGaming shares that are tradable through the CREST system, and is transferred the corresponding PartyGaming shares in trust. Regardless of the option of trading the DIs on the London Stock Exchange through the CREST system, PartyGaming shareholders are entitled at any time to require through their custodian bank the withdrawal of the DIs from the CREST system and to physically deliver their PartyGaming shares (for more detailed information, please refer to Section 3.8 Information on depositary interests; description of share exchange and settlement of fractions; information on stock exchange trading).

Material shareholders

According to bwin’s information, as per 17 December 2010, the following companies hold directly or indirectly 3% or more of the issued PartyGaming shares:

Shareholder	Share in the share capital of Party- Gaming in%

Emerald Bay Limited	14.16
Stinson Ridge Limited	14.16
FIL Limited	10.02
Janus Capital Management LLC	7.07
Prudential plc	5.68
Legal & General Group plc	5.09
BlackRock, Inc.	5.00

(iv)	Board of Directors and committees

PartyGaming’s Board of Directors consists of the following persons:

Member/Title	Age	First appointment	End of term of office

Rod Perry	65	May 2005	2011 Annual General Meeting
Non-Executive Chairman
Jim Ryan	49	June 2008	2012 Annual General Meeting
Chief Executive Officer
Martin Weigold	45	January 2005	2011 Annual General Meeting
Group Finance Director
Tim Bristow	55	May 2007	2013 Annual General Meeting
Independent Non-Executive Director
Lord Moonie	63	December 2007	2013 Annual General Meeting
Independent Non-

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Member/Title	Age	First appointment	End of term of office

Executive Director
Rami Lerner	56	March 2009	2012 Annual General Meeting
Non-Executive Director

PartyGaming’s Memorandum of Association currently provides that (i) a director who was elected by the Board of Directors on the basis of the Memorandum of Association shall submit to re-election at the next Annual General Meeting, (ii) each director who at the beginning of an Annual General Meeting was last (re-)elected three years or more ago shall submit to reelection at that Annual General Meeting, and (iii) a third of the directors shall submit to re-election at each Annual General Meeting. As from January 2011, in accordance with the provisions of the UK Corporate Governance Code, all directors must submit to re-election at each Annual General Meeting.

PartyGaming has also set up (i) a Compensation Committee (chairman: Lord Moonie), (ii) a Nomination Committee (chairman: Rod Perry), (iii) an Audit Committee (chairman: Tim Bristow) and an Ethics Committee (chairman: Tim Bristow).

3.1.3	bwin.party digital entertainment plc

	(i)	Registered office, business year, business purpose, and Corporate Governance

As soon as a copy of the decision issued by the Supreme Court of Gibraltar approving the Merger in accordance with Regulation 16 of the CBM Regulations 2010 has been handed over to the Registrar of Companies in Gibraltar for registration in the Gibraltar Register of Companies and the decision has unlimited res judicata effect, the assets of bwin (such as existing after the Spin-Off has become effective), including its debts, will be transferred to PartyGaming by way of universal succession, and – provided the shareholders of PartyGaming grant their approval at the General Meeting that resolves on the Merger – PartyGaming will change its company name to “bwin.party digital entertainment plc”. The legal nature of PartyGaming (after the merger has been implemented: bwin.party) will not change because of the Merger. Accordingly, bwin.party will be a public limited company under Gibraltar law, registered with the Registrar of Companies of Gibraltar under number 91225, with its registered offices in Gibraltar and the business address Suite 711, Europort, Gibraltar. The business year of the Company will be the calendar year; the relevant date for the financial statements accordingly will be 31 December.

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The provisions regarding the purpose of business of bwin.party will be included in the Memorandum of Association of bwin.party as amended following the merger. The relevant provision of the Memorandum will be worded broadly, so that the activities of bwin.party will not be subject to any statutory restrictions.

bwin.party will continue to be subject to the rules of the Financial Services Authority of the United Kingdom regarding admission, prospectuses, disclosure and transparency and comply with the provisions of the UK Corporate Governance Code or appropriately explain any deviations therefrom.

(ii)	Listing of bwin.party shares

In accordance with the Listing Rules of the Financial Services Authority of the United Kingdom of Great Britain and Northern Ireland, the proposed Merger qualifies as a reverse takeover. It ensues herefrom that, apart from (i) the bwin.party shares to be created via the capital increase that bwin shareholders who do not exercise their right to a cash settlement will receive in exchange for their bwin shares in the course of the Merger, also (ii) the PartyGaming shares already issued and admitted for official trading (Official List - Premium Listing) must be admitted again for official trading at the London Stock Exchange. PartyGaming will therefore apply with the Financial Services Authority for the re-admission of the existing PartyGaming shares and the new admission of the new bwin.party shares – created by the capital increase – for official trading at the London Stock Exchange. Immediately prior to the re- and new admission of the bwin.party shares, the Financial Services Authority will delist the existing PartyGaming shares.

(iii)	Strategy and participations

Strategy

bwin.party’s goal will be to ensure in the short term that the existing business develops as expected and that the synergistic effects of the merger are realised as planned. The primary strategic goal of the joint company will be to achieve and further expand market leadership in online gaming. The long-term business strategy of

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bwin.party will combine the key elements of the strategies of bwin and PartyGaming; not least because of the complementarity of bwin and PartyGaming as regards the product ranges and the geographical orientation of the Companies.

The essential elements of bwin.party’s strategy include:

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Focus on regulated markets and markets where regulation is foreseeable: The regulatory environment of the online gambling industry has developed rapidly in recent years. While the adoption of the Unlawful Internet Gambling Enforcement Act in the United States in October 2006 constituted a major setback for the online gaming industry, recent developments in Europe have been very positive. Within the European Union, along with Britain, now also Italy and France have created a legal framework for online gambling; both bwin and PartyGaming do business in these countries on the basis of local licences. It is expected that, in 2011, a legal framework for online gambling will be created also in Denmark and that other European countries, such as Greece, Spain and Germany, will follow suit.

The Executive Board of bwin deems that the positive impact on sales that is triggered by a shift of operations to countries where online gambling is regulated and concessionaries may market their licensed products could be substantial. Given this situation, the Executive Board of bwin believes that bwin.party can best use its size, brand strength and customer base by focussing its activities on regulated markets and markets where regulation is foreseeable.

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Business organisation by product groups: bwin.party Group’s orientation is to follow its four product groups (sports betting, poker, casino and games as well as bingo). This is to ensure that each management team – responsible for a specific product group – takes full responsibility for revenue and cost of its product group. Moreover, it is planned that each product group in the future will be operated on a dedicated platform combining the best elements of the existing platforms of bwin and PartyGaming.

-	Highest customer satisfaction and confidence in core brands: By offering attractive and competitive online gaming products, bwin.party is

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to increase customer confidence in bwin.party’s core brands and thus reach a significant market share in all key markets.

-	Building up the joint B2C offer: After the merger has become res judicata, bwin.party will build up a B2C offer that combines the offers of both bwin and PartyGaming.

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Expansion of B2B and B2G activities: bwin.party’s main objective will continue to be to provide Internet users directly with a varied and valuable range of online gaming products. Because of the expected regulation of the online gaming market in several states and the inherently limited number of providers of B2B or Business-to-Government (B2G) services in the online gaming sector, bwin and PartyGaming deem that there will be increasingly more opportunities to cooperate also with other undertakings and state providers in the years to come. In this area, bwin.party will focus on cooperation with strategic partners that can increase bwin.party’s presence in regulated markets and markets where regulation is foreseeable.

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Positioning of bwin.party for entry into the U.S. market: Currently, several legislative proposals are being discussed in the U.S.A. for the regulation of the online gambling market. bwin and PartyGaming hold talks with various U.S.-licensed gambling companies on the conclusion of possible joint ventures for the case the online gambling market in the U.S. is opened. bwin.party will continue these negotiations in the future with the aim to be able, as a licensed provider of online gaming, to offer its services in the U.S.

-	Use of new distribution channels: bwin.party will make use of the accelerating technological progress (see, for instance, the development in smartphones) to access new markets.

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Investment in future developments by setting up a development laboratory: In order to ensure its competitiveness, bwin.party will set up a development lab of its own. This will be staffed with some of the most talented and creative people and – financially independent – is to develop products and technologies, based on its own infrastructure.

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Developing long-term partnerships with sports organisations: Sport is an important part of the social fabric of many countries. Given the strong link between the betting industry and many sports, bwin.party intends to establish close cooperations and partnerships with major sports organisations around the world. It is expected that this will not just result in the further development of the sports betting industry, but also serve to safeguard the integrity of sport.

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Participation in the future consolidation of the online gaming industry: Provided that suitable opportunities arise, bwin.party will also participate in the future consolidation of the online gambling market; such consolidation is to be expected especially because of the ongoing regulation of the online gaming market and the increased development of national gambling brands.

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Sale of excess software and infrastructure: After the Merger, bwin and PartyGaming – from the perspective of bwin’s Executive Board – will no longer need certain software and infrastructure. The Executive Board of bwin and the board of directors of PartyGaming are of the opinion that proceeds might be achieved through the sale of such assets that then can be reinvested.

Shareholdings

Annex 4 to this Report contains a list of companies in which bwin.party will (directly or indirectly) hold interests after the merger has become effective.

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(iv)	Capital and shareholders of bwin.party

Capital and DIs

Immediately after the merger has become effective, the authorised share capital of bwin.party will amount to GBP 225,000 and be divided into 1,500,000,000 bearer shares with a nominal value of 0.015 pence each. Assuming that no bwin shareholders will exercise their right to the cash settlement and that the share capital of the Companies involved will not change following 17 December 2010, the issued share capital of bwin.party at that time will be approximately 852,271,026 ordinary shares.

As bwin.party will not be a public limited company registered in the United Kingdom, transactions with bwin.party shares cannot be settled directly electronically via the CREST system (which is the settlement system of the London Stock Exchange). PartyGaming concluded depositary interest arrangements with Capita IRG Trustees Limited, though, that will enable electronic trading in bwin.party shares through the CREST system. Based on these arrangements, Capita IRG Trustees Limited will issue to those bwin.party shareholders who want to hold and transfer their bwin.party shares via the CREST system DIs (depositary interests) representing the bwin.party shares that are tradable through the CREST system, and will be transferred the corresponding bwin.party shares in trust. Regardless of the option of trading the DIs on the London Stock Exchange through the CREST system, bwin.party shareholders will be entitled at any time to require through their custodian banks to withdraw the DIs from the CREST system and to physically deliver their bwin.party shares (for more detailed information, please refer to Section 3.8 Information on depositary interests; description of share exchange and settlement of fractions; information on stock exchange trading).

Material shareholders

Immediately after the merger has taken effect, the following companies are likely to hold, directly or indirectly, 3% or more of the share capital of bwin.party, calculated on the basis of a capital consisting of 852,271,026 ordinary shares:

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Shareholder	Share in the share capital of Party- Gaming in%[1]

Emerald Bay Limited	6.9
Stinson Ridge Limited	6.9
FIL Limited	4.9
Androsch Privatstiftung	4.5
Janus Capital Management LLC	3.4

(v)	Board of Directors and committees

Board of Directors

bwin and PartyGaming have agreed on a balanced composition of the Board of Directors. After the Merger has become effective, the Board of Directors of bwin.party will be composed as follows:

Member/Title	Age	End of term of office

Simon Duffy	60	2011 Annual General Meeting
Chairman
Jim Ryan	49	2011 Annual General Meeting
Joint CEO
Mag. Norbert Teufelberger	45	2011 Annual General Meeting
Joint CEO
Martin Weigold	45	2011 Annual General Meeting
Chief Financial Officer
Joachim Baca	39	2011 Annual General Meeting
Chief Operating Officer
Per Afrell	53	2011 Annual General Meeting
Independent Non-Executive Director
Manfred Bodner	48	2011 Annual General Meeting
Non-Executive Director
Tim Bristow	55	2011 Annual General Meeting
Independent Non-Executive Director
Mag. Helmut Kern	45	2011 Annual General Meeting
Independent Non-Executive Director
Rami Lerner	56	2011 Annual General Meeting
Non-Executive Director
Lewis Moonie	63	2011 Annual General Meeting
Independent Non-Executive Director
Rod Perry	65	2011 Annual General Meeting
Deputy Chairman and Senior
Independent Director
Dr. Georg Riedl	51	2011 Annual General Meeting
Non-Executive Director

In the event that, at the date of the Merger becoming effective, the private foundation Androsch Privatstiftung holds less than three percent of the share capital in bwin.party, Dr. Georg Riedl would have to be considered an Inde-

[1] The percentage calculation is based on the assumption that in the period between 17 December 2010 and the date of legal effect of the cross-border merger (i) none of the indicated companies buys or sells any shares in bwin or PartyGaming, (ii) neither bwin nor PartyGaming carries out a capital increase or decrease. Furthermore, it was assumed that no bwin shareholders exercise their right to cash compensation.

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pendent Non-Executive Director of bwin.party for the purposes of the applicable UK Corporate Governance rules.

The remuneration received by the members of the board of directors of bwin.party are disclosed in § 4(7) of the joint merger plan (see also Section 3.5 Description of merger plan.

Committees

bwin.party will have the following committees:

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Audit Committee: The Audit Committee will deal with controlling, reporting, internal and external audits, the scope and results of audits, the independence and objectivity of auditors, the regulatory situation, and various risks of bwin.party. The chairman of the Audit Committee will be Mag. Helmut Kern.

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Compensation Committee: The Compensation Committee will deal with the remuneration policy of bwin.party and the compensation and creation of incentives for executives. The Compensation Committee will be chaired by Rod Perry.

-	Nomination Committee: The Nomination Committee will submit proposals concerning the composition of the Board of Directors. Simon Duffy will be the chairman of the Nominating Committee.

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Ethics Committee: The Ethics Committee is to ensure that appropriate rules and effective controls are implemented regarding, inter alia, the following issues: (i) Responsible Gaming, including protection for children and young persons, (ii) compliance with regulatory requirements applicable under gambling licences, (iii) prevention of money laundering, (iv) fairness and integrity of the gaming system, (v) protection of privacy and data protection, (vi) compliance with labour-law provisions and regulations regarding health and safety, and (vii) charitable donations. The Ethics Committee will be chaired by Tim Bristow.

-	Integration Committee: The Integration Committee is to ensure a rapid and efficient integration of bwin and PartyGaming and the best possible

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realisation of synergies. The chairman of the Integration Committee will be Manfred Bodner.

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3.2	Main reasons for the Merger

The online gaming industry developed in the mid-1990s and since then it has continued to grow. Such growth was primarily stimulated by the increase in broadband services, considerable market investment by the leading online gaming businesses, the creation of a legal framework in a range of different states, and increasing consumer confidence in the area of “E-Commerce”. According to information from H2 Gambling Capital Consultants (H2GC) the annual gross gaming revenues of online gaming worldwide – without taking the turnover in the USA into account – are estimated at EUR 3.4 billion in 2003, rising to EUR 13.9 billion in 2009 and should be approximately EUR 20.1 billion in 2012.

While the regulatory environment for online gaming is still characterised as having various different rules, more and more states are recognising the popularity of online gaming and creating a suitable framework of legal conditions for such or putting forward statutory proposals to that effect. This is done with the aim of protecting the consumer, guaranteeing security of supply, raising tax revenue and ensuring competition between the various different providers. In the light of recent decisions of the European Court of Justice (see the details provided in the chapter on “Regulatory Environment” in bwin’s quarterly report for the third quarter and the first nine months of 2010, available at www.bwin.org) and the initiatives of the European Commission (which include the planned publication of a green paper on online gaming) it is to be assumed – in the view of the Executive Board of bwin – that the trend towards regulation will gather pace in the next few months, with online gaming providers in the various different countries being confronted with differing regulatory requirements and product approvals and thus systems will be established, in which both private and state providers may enter into competition with each other.

It is to be assumed – in the view of the Executive Board of bwin – that in the next number of years a consolidation of the online gaming market will take place through (i) the dominance of popular and established internet sites and (ii) mergers and acquisitions. Historically, the most important success factors of businesses operating in the online gaming industry have been (i) the so-called “First-Mover Advantage”, (ii) a critical mass of users (“Liquidity”), (iii) attractive and expandable technology, (iv) innovative marketing campaigns, (v) experienced management and (vi) products that are available in a range of different languages and currencies.

In view of this background, bwin and PartyGaming are of the view that the merger is

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the right step for both companies and their shareholders and presents a great opportunity for the future. Due to the combination of the complementary strengths and business models of bwin and PartyGaming, the following will emerge:

•	The largest stock market listed online gaming business in the world

bwin.party will at the time the merger becomes legally effective be the largest listed business in the world in the area of online gaming and the market leader in each of the four product segments (poker, sports betting, casino and games, and bingo).

In 2009 bwin.party would have earned an unaudited pro forma net turnover in the amount of EUR 696,200,000 (EBITDA: EUR 149,700,000) – without taking into account the synergies arising out of the Merger.

•	A turnover basis balanced towards products, sales markets and distribution channels

The geographical orientation and product portfolio of PartyGaming and bwin complement each other to a great extent (see Section 3.1 Companies involved). The merger of the two businesses will achieve a balanced composition of turnover both in relation to the main sales markets and in relation to the product portfolios.

Based on the pro forma net turnover, bwin.party’s main sales markets in 2009 were Germany (25.5% per cent of turnover), UK (10.3% per cent of turnover), Canada (9% per cent of turnover), Italy (6.5% per cent of turnover) and the Netherlands (6% per cent of turnover). Separated according to individual product segments, bwin.party’s pro forma net turnover for 2009 is divided up as follows: poker: 34.2% per cent of the pro forma net turnover, sports betting: 28.8% per cent of the pro forma net turnover, casino and other games: 33.7% per cent of the pro forma net turnover and bingo: 3.3% per cent of the pro forma net turnover.

•	A sound starting point for the further extension of bwin.party’s B2B and B2G supply to international customers and state providers

•	Annual pre-tax synergies of approximately EUR 55,000,000 gross

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In the view of the Executive Board of bwin, as a result of the merger pre-tax synergies on the cost side will accrue in the amount of up to EUR 42,000,000 gross (before amortisation) per annum. These synergies result, amongst other things, through (i) the reduction of “double” costs, (ii) procurement advantages and (iii) the amalgamation of the IT platforms of bwin and PartyGaming.

Further synergies with a provisional value of at least EUR 13,000,000 per annum will accrue – in the view of the Executive Board of bwin – through the following measures and effects, amongst others: (i) Cross-selling of products to customers of PartyGaming and bwin, (ii) improvement of the margin from the sports betting business of PartyGaming through convergence with the margin achieved by bwin, (iii) use of new distribution channels (for instance, mobile telephony) and (iv) a stronger international market presence, which should have positive effects on B2B transactions.

Approximately 80 per cent of the overall synergies should already be used in 2012. Within the period of two years following the legal effect of the merger, all synergies should be fully implemented.

•	One of the largest pools of customer liquidity in online peer-to-peer games

A large customer base is of critical importance primarily for the success of peer-to-peer games like poker and bingo. Thus, it is to be assumed that through the Merger, the poker and bingo products of bwin.party will become even more interesting for customers. The increased liquidity will also contribute to the ability to offer even larger jackpots in casino and bingo games, which will in turn make the games more attractive.

Furthermore, a strong sports betting business means that the portfolio of risk of bwin.party is then diversified and the gross win volatility is reduced, and also ensures that the odds offered are competitive.

•	An experienced and highly qualified team of executives

With the expansion of the online gaming industry, the demand for highly qualified executive personnel has also risen. The management teams of Party-

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Gaming and bwin are seen as two of the most experienced around. Through the combination of these two teams, bwin.party will have a good starting point in competing for the most talented executives in the industry; this will prospectively further improve the capacity for innovation and expansion of the overall company.

Furthermore, as an experienced and internationally recognised personality, the appointment of Simon Duffy as independent Chairman of the Board of Directors for bwin.party represents a significant gain. From 2007 to 2008 Simon Duffy was executive chairman of Tradus PLC (previously QXL Ricardo PLC), a leading online retailer in Central and Eastern Europe and prior to that, he was executive vice-chairman of ntl:Telewest Inc. (now Virgin Media Group). Before that he was chairman, CEO and COO of ntl Inc., a NASDAQ-listed company that became the major component of the Virgin Media Group. Previous to his time with ntl, Simon Duffy was CFO of the mobile communications group Orange SA. He holds an MA from the University of Oxford as well as an MBA from Harvard Business School, where he was a Harkness Fellow.

•	A strong and stable capital structure

bwin.party will benefit from a solid balance sheet, which should enable the company to further drive growth in a highly competitive market.

Given the strong and stable capital structure, in the view of the Executive Board of bwin, bwin.party will be well-placed to fund further investment and development on the capital market, where appropriate.

•	A sound starting point for the advancing consolidation of the online gaming market

In order to gain meaningful market shares in newly regulated markets (or in markets in which regulation is foreseeable), - in the view of the Executive Board of bwin - in future, the acquisition of already existing businesses is to be preferred over direct investment under certain circumstances. Based on the economies of scale arising through the Merger, the increased cash flows and the management expertise, bwin.party will be well-positioned to participate in the advancing consolidation of the online gaming industry.

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•	A sound starting point for entry into new markets, including the USA

In addition to being a market leader in sports betting, casino and games and bingo, particularly in the promising area of online poker, Gaming Plc will take up a meaningful role as market leader due to (i) proven and scalable technology and (ii) the globally known poker brands “PartyPoker.com”, “World Poker Tour” and “pokerroom.com”. Entry to the US market should also be facilitated by (i) a planned partnership with an existing US-licensed gaming operator, (ii) bwin.party’s database of over 12 million poker players in the US, and (iii) the experience of the management of bwin.party in the US poker market.

PartyGaming and the executive members of its Board of Directors, bwin and its Executive Board members and the respective Principal Shareholders of each company have signed a Regulatory Process Agreement. Such agreement provides, amongst other things, that the Principal Shareholders of PartyGaming can be obliged to sell their shares, where this is necessary in order to obtain a gaming licence. bwin.party should thus be in a position to realise major business opportunities in newly regulated markets.

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3.3	Path to the Merger

As a first step, bwin will transfer its entire operative business, including the shareholdings mentioned in § 4(10)(a) of the draft of the Spin-off and Acquisition Agreement, to bwin Services AG, a wholly-owned subsidiary of bwin, by way of a downstream spin-off for acquisition.

The Spin-off will be carried out prior to the intended merger. In this way, the entire operative business including the split shareholdings will pass over to bwin Services AG by way of universal succession already before the completion of the Merger. Thus, in the course of the Merger, solely the residual assets described in § 4(10)(b) of the draft of the Spin-off and Acquisition Agreement (including the shareholding in bwin Services AG) will be transferred, not, however, the assets already split prior to this.

As a second step, in accordance with the joint Merger Plan of 20 December 2010 and pursuant to the Austrian EU Mergers Act (EU-Verschmelzungsgesetz: “EU-VerschG”), the Austrian Stock Corporation Act (“AktG”), the Austrian Corporate Restructuring Taxation Act (Umgründungssteuergesetz: “UmgrStG”), along with the CBM Regulations 2010, bwin will be merged with PartyGaming. To this end, bwin and PartyGaming compiled a joint Merger Plan on 20 December 2010, in accordance with which bwin’s company assets will pass to PartyGaming by way of universal succession. The transfer relates to the assets of bwin with all rights, obligations and contractual relationships, as of the registration of the Spin-off for Acquisition and as are subsequently subject to change until the Merger takes legal effect.

It is planned to take both steps for restructuring with retroactive effect on the balance sheet as of the Effective Date of 30 September 2010, 24:00. A restructuring plan under Section 39 UmgrStG need not be compiled, since the respective planned restructuring does not relate to the same assets, in whole or in part. The resolution for the Spin-off under Section 8 in conjunction with Section 17 of the Austrian Spin-off Act (Spaltungsgesetz: “SpaltG”) should be passed by bwin in the same General Meeting of bwin as the merger resolution, namely on 28 January 2011.

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Step 1 – Downstream Spin-off for the Acquisition of bwin by bwin Services AG

Step 2 – Cross-Border Merger of bwin with PartyGaming

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3.3.1	Main steps to the downstream spin-off of bwin to bwin Services AG

	a)	General

The Spin-off, by which bwin’s entire operating business including the shareholdings described in § 4(10)(a) of the draft of the Spin-off and Acquisition Agreement are transferred to bwin Services AG, is a spin-off for acquisition under Section 1(2)(2) in conjunction with Section 17 of the Austrian Spin-off Act (SpaltG), availing of the tax breaks pursuant to Art VI of the Austrian Corporate Restructuring Taxation Act (UmgrStG). A spin-off for acquisition is at issue because (i) bwin, as the transferring company, temporarily – up until the merger takes legal effect – continues in existence and thus does not cease to exist in the process of the Spin-off, and (ii) bwin Services AG, as the acquiring company, already exists at the point in time when the Spin-off is registered. The Spin-off is being carried out for the purposes of preparation for the subsequent cross-border Merger of bwin with PartyGaming and should ensure, amongst other things, that the business operations of bwin in their current form initially remain in place in Austria and are not transferred to PartyGaming as a consequence of the Merger (further details in relation to the economic incentives for the Spin-off are contined in the Merger Report of bwin of 17 December 2010, available on www.bwin.org). The provisions of the SpaltG, including Section 17 SpaltG (Spin-off for Acquisition – “Spaltung zur Aufnahme”), are applicable to the present Spin-off for Acquisition and the rules under Section 17(5) SpaltG on the merger by acquisition (Section 219 et seq. of the Stock Corporation Act (Aktiengesetz: “AktG”)) are also to be analogously applied.

The acquiring company, bwin Services AG, was set up on 9 September 2010 under the name “E3 – enhanced electronic entertainment AG” and entered in the relevant Companies Register (Firmenbuch) in Austria on 22 September 2010. At the General Meeting of the company of 3 December 2010, the company name was changed to “bwin Services AG”. bwin Services AG has not been in active operation to date.

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On 17 December 2010 the Executive Boards of bwin and bwin Services AG compiled the draft of the Spin-off and Acquisition Agreement. Upon approval at the General Meetings of bwin and bwin Services AG, the Agreement will be concluded in the form of a notarised document.

b)	Main content of the Spin-off and Acquisition Agreement

	•	Description of the assets of the Spin-off and residual assets; rules in cases of doubt

Assets of the Spin-off

bwin transfers its entire operative business to bwin Services AG, which includes the following specific operational functions, in particular: Marketing including central brand management, finance, operations (customer service), product management, handling of payment transactions, which is the responsibility of a separate subsidiary (CAR Payments Solution GmbH), IT operations, software development, human resources, along with corporate communications and regulatory affairs. This includes – even where such are not explicitly visible from the transfer balance sheet – all contracts, rights and obligations, pending court and administrative proceedings, to the extent that they are functionally attributable, or relate to the transferred assets.

Further, all of bwin’s contractual relationships will be transferred to bwin Services AG, with the exception of those mentioned in § 4(10)(b) of the Spin-off and Acquisition Agreement in their relevant valid form, including any eventual addenda or amendments, which will include leasing agreements in relation to the business premises used by bwin, employment contracts of bwin’s staff (e.g. freelancers, manual and office staff) including pension agreements or pension entitlements and other entitlements arising out of employment contracts or side-agreements, as well as taxes and other public charges or obligations connected thereto, with the exception of the service contracts of Executive Board members Manfred Bodner and Mag. Norbert Teufelberger, as well as all obligations and provisions for personnel costs connected with the foregoing.

In addition, all shareholdings not directly connected to bwin’s B2C busi-

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ness will be transferred to bwin Services AG; this includes bwin’s shareholdings in (i) ONGAME NETWORK LIMITED, (ii) bwin Games AB, (iii) DSG Deutsche Sportwett Gesellschaft mbH, (iv) TC Invest AG, (v) Betbull Holding SE, (vi) WINNERS APUESTAS, S.A. and (viii) UnitedGames Holding B.V.

Residual assets remaining with bwin

Solely the claims, obligations, contractual relationships and assets mentioned in § 4(10)(b) of the draft of the Spin-off and Acquisition Agreement will remain with bwin. This includes, amongst others, the following shareholdings: (i) bwin Services AG, (ii) bwin International Limited, (iii) bwin European Markets Holding S.p.A. (including the sale contract for the acquisition of these shares and contracts connected hereto), (iv) bwin Italia S.r.l., (v) BWIN ARGENTINA S.A., (vi) BWIN MEXICO, S.A. de C.V., (vii) BWIN INTERACTIVE ENTERTAINMENT SA (PTY) LTD (including the Shareholders’ Agreement of 15 January 2009), (viii) bwin e.K., (ix) WEBSPORTS ENTERTAINMENT Marketing Services GmbH, (x) Drachenfelssee 421. V V GmbH, (xi) bwin Interactive Marketing UK Ltd, (xii) INFIELD-SERVICOS DE CONSULTARIA E MARKETING, UNIPESSOAL LDA, (xiii) BWIN INTERACTIVE MARKETING ESPANA SL, (xiv) bwin (Beijing) Management and Consulting Co., Ltd and (xvi) BWIN BAHIS VE SANS OYUNLARI SANAYI VE TICARET LIMITED SIRKETI.

Rules in cases of doubt

In cases of doubt, assets, rights, duties, contractual relationships, claims, liabilities, obligations or other legal interests, which are neither allocated under the Spin-off and Acquisition Agreement nor the transfer balance sheet or the balance sheet for the Spin-off, are to be attributed to bwin Services AG.

•

The assets of the Spin-off will pass from bwin to bwin Services AG by way of universal succession upon entry of the Spin-off in the relevant Companies Register (Firmenbuch) in Austria. Assets, rights, duties, contractual relationships, claims, liabilities, obligations or other legal interests will be transferred, regardless of any eventual approval of creditors

- 40 -	1. Dezember 2010

or contractual partners.

•

Due to the fact that bwin Services AG, as the acquiring company, is wholly owned by bwin, as the transferring company, the shareholders of bwin will indirectly have the same ratio in relation to their shareholding in the assets of bwin Services AG as in relation to the assets of bwin (spin-off maintaining the existing ratios) subsequent to the Spin-off, and thus the grant of shares in relation to bwin Services AG, as the acquiring company, is omitted. The withdrawal of the value of the transferred assets of bwin will be offset by the increase in value of the shareholding in bwin Services AG. Consequently, there will be no capital reduction of bwin.

•

The Spin-off will take place on the basis of the closing balance sheet of the company being split as of 30 September 2010, availing of the tax breaks associated with a corporate restructure pursuant to Art VI of the Austrian Corporate Restructuring Taxation Act (UmgrStG). The Effective Date for the Spin-off for the purposes of Section 2(1)(7) of the Austrian Spin-off Act (SpaltG) and Section 33(6) UmgrStG is 30 September 2010. All actions of the company to be split, which relate to the transferred assets will thus be deemed from 00:00 on 1 October 2010 to have been validly undertaken for the account of bwin Services AG, with retroactive effect on the basis of the Spin-off. From 1 October 2010 onwards, all benefits of, and encumbrances on the transferred assets will be assigned to bwin Services AG.

•

In connection with the present Spin-off, special rights or benefits for the purposes of Section 2(1)(8) and Section 2(1)(9) in conjunction with Section 17 of the Austrian Spin-off Act (SpaltG) will not be granted. An offer of cash compensation will not be made.

c)	Audit of the Spin-off and the residual assets

Audit of the Spin-off

Under Section 5 in conjunction with Section 17 SpaltG, the draft of the Spin-off and Acquisition Agreement is to be audited for each of the relevant companies by a spin-off auditor. Such auditor is to provide a report on the audit in writ-

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ing. By decree of 12 October 2010, the Commercial Court (Handelsgericht) of Vienna appointed Hammerschmied, Hohenegger & Partner Wirtschaftsprüfungs Ges.m.b.H. as the joint spin-off auditor for both bwin and bwin Services AG.

The Executive Boards of bwin and bwin Services AG have also likewise audited the Spin-off and compiled a joint Spin-off Report. On the basis of such report, the Supervisory Boards of bwin and bwin Services AG will carry out an audit of the Spin-off under Section 6 in conjunction with Section 17 SpaltG and Section 220c of the Austrian Stock Corporation Act (AktG) in conjunction with Section 17(5) SpaltG.

Audit of the residual assets

In addition, pursuant to Section 3(4) in conjunction with Section 17 SpaltG an audit is to be undertaken on whether the actual value of the net assets remaining with bwin subsequent to the Spin-off is at least equivalent to the amount of the share capital plus undistributable reserves (Audit of the Residual Assets). By decree of 12 October 2010, the Commercial Court of Vienna appointed Hammerschmied, Hohenegger & Partner Wirtschaftsprüfungs Ges.m.b.H. as the residual assets auditor for bwin.

The members of the Executive and Supervisory Boards of bwin will likewise carry out an audit of the residual assets and issue a report on the residual assets.

d)	Provision of information, resolutions and registration of the Spin-off

It is planned to submit the draft of the Spin-off and Acquisition Agreement of 20 December 2010 on 21 December 2010 to the Commercial Court of Vienna. An announcement of such submission will be published provisionally on 22 December 2010, however, at least one month prior to the date of the General Meeting of bwin at which the resolution for the Spin-off will be presented, in accordance with Section 7(1) of the Austrian Spin-off Act (SpaltG) in conjunction with Section 18 of the Austrian Stock Corporation Act (AktG). In such announcement, the shareholders and creditors will be referred to their rights under Section 7(2), (4) and (5) SpaltG and Section 221a(2) and (4) AktG.

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In addition, the documentation for the Spin-off, comprising of (i) the draft of the Spin-off and Acquisition Agreement, (ii) the audited annual financial statements and management report of bwin for the past three financial years (due to the fact that bwin Services AG was only formed on 9 September 2010, there are no annual financial statements available for this company), (iii) the audited closing balance sheet of bwin as of 30 September 2010, (iv) the interim balance sheets of bwin and bwin Services AG as of 30 September 2010, (v) the joint Spin-off Report of the Executive Boards of bwin and bwin Services AG, (vi) the auditor’s report of the joint auditor, Hammerschmied, Hohenegger & Partner Wirtschaftsprüfungs Ges.m.b.H., and (vii) the joint report of the Supervisory Boards of bwin and bwin Services AG, will be published provisionally on 22 December 2010, however, at least one month prior to the date of the General Meeting of bwin, for perusal at the registered offices of the relevant companies and also made available on the website of bwin (www.bwin.org).

Under Section 8 SpaltG and Section 221 AktG in conjunction with § 17(5) SpaltG, the Spin-off requires approval at the General Meetings of bwin and bwin Services AG, in each case by a majority of three quarters of the share capital represented in the vote to pass the resolution. The Spin-off will be put forward for resolution at the General Meeting of bwin on 28 January 2011, at which meeting the Merger will also be decided upon by resolution. At the General Meeting of bwin Services AG, provisionally to be held on 27 January 2011, the Spin-off will be decided upon. Upon approval at both General Meetings, the Spin-off and Acquisition Agreement will be concluded by bwin and bwin Services AG in the form of a notarised document.

Thereafter – where appropriate subsequent to expiry of the one-month deadline under Section 12(2) of the Austrian Spin-off Act (SpaltG) – the Spin-off will be registered for entry into the relevant Companies Register (Firmenbuch) in Austria, whereby an application will be made that the Commercial Court of Vienna register the Spin-off in the Companies Register prior to the intended Merger. Upon registration of the Spin-off, the Spin-off for Acquisition will have legal effect.

After announcement of the registration of the Spin-off in the Companies Register, under Section 15 SpaltG and Section 226 of the Austrian Stock Corporation Act (AktG) in conjunction with Section 17(5) SpaltG, creditors are entitled to demand the provision of security (see Section

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Consequences of spin-off for bwin’s creditors).

3.3.2	Main steps to the Merger

	a)	General information

Upon legal effect of the Spin-off, bwin will be merged to PartyGaming by way of a cross-border merger by acquisition and bwin’s company assets, taking into account the changes in inventories occurring up until the legal effect of the merger, will be transferred to PartyGaming by way of universal succession. In the course of the Merger, PartyGaming will changes its company name to “bwin.party digital entertainment plc”.

The Austrian EU Mergers Act (EU-VerschG) is applicable to the merger, along with Sections 219 to 233 AktG, Art I of the Austrian Corporate Restructuring Taxation Act (UmgrStG) and the CBM Regulations 2010.

On 20 December 2010, the Executive Board of bwin and the Board of Directors of PartyGaming drew up a joint Merger Plan under Section 5 EU-VerschG and Regulation 7 of the CBM Regulations 2010, dealing with the merger of bwin and PartyGaming.

	b)	Main content of the joint Merger Plan

		•	The entire assets of bwin – in its composition following the registration of the Spin-off in the Companies Register (Firmenbuch) – will be transferred to PartyGaming by way of universal succession.

•

Any person who, on the date the merger comes into legal effect, holds one or more shares and has not requested compensation in cash, will receive 12.23 bwin.party shares denominated in GBP for each bwin share (for details on this technical approach, see Section 3.8.2 Procedure of share exchange and settlement of fractions; on the exchange ratio, see Section 3.6 Information on exchange ratio).

		•	Since PartyGaming does not have its registered office in the United Kingdom, the PartyGaming shares (subsequent to the merger: bwin.party shares) cannot be held or transferred directly in the CREST

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•

System (the settlement system of the London Stock Exchange). Nevertheless, in order to enable shareholders to carry out transactions in bwin.party shares via CREST (and hence on the London Stock Exchange), PartyGaming has entered into depositary interest arrangements, on the basis of which bwin shareholders entitled to exchange shares can have DIs (depositary interests) certified with bwin.party shares and tradable on CREST and any eventual fractional DIs credited to their securities accounts. The holders of DIs can demand the derecognition of such from CREST and the handover of physical bwin.party shares at any time (see Section 3.8 Information on depositary interests; description of share exchange and settlement of fractions; information on stock exchange trading).

•

Any fractional DIs will be totalled up by the relevant deposit banks within ten trading days after the date of legal effect of the Merger and transferred to Erste Group Bank AG. Such bank is under an obligation to sell the received fractional DIs (rounded down to the nearest whole DI) on the London Stock Exchange at the stock market price on the trading day following the end of this period and to distribute the share of the profits from the sale to the shareholders entitled thereto as soon as possible (and in any case within a period of three trading days). All sale costs and commission incurred (including all costs accruing in connection with the conversion of the profit from GBP into EUR) will be borne by bwin.party.

•

For clearing and settlement reasons, trade of bwin shares on the Vienna Stock Exchange will be suspended for three trading days prior to the date of legal effect of the Merger (see Section 3.8.2 Procedure of share exchange and settlement of fractions).

•

The merger will take place on the basis of the closing balance sheet of bwin as of 30 September 2010, availing of the tax breaks associated with a corporate restructure pursuant to Art I of the Austrian Corporate Restructuring Taxation Act (UmgrStG). The Effective Date of the Merger within the meaning of Section 5(2)(6) of the EU Mergers Act (EU-VerschG) is 30 September 2010. All actions of bwin relating to the assets to be merged will thus be deemed from 00:00 on 1 October 2010 to have been validly undertaken for the account of bwin.party, with retroactive

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effect on the basis of the Merger. From 1 October 2010 onwards, all benefits of, and encumbrances on the transferred assets will be assigned to PartyGaming (after the merger: bwin.party).

•

The new bwin.party shares – to be granted in the process of the merger – are to be issued free of third-party rights and grant the right to receive all dividends and profit distributions resolved, distributed or fixed on or after 1 January 2010.

•

For special rights and measures provided for, see Section 3.9 Special rights and proposed measures pursuant to Sections 5(2)(7) of the Austrian EU Mergers Act (EU-VerschG), 226(3) of the Austrian Stock Corporation Act (AktG) in conjunction with Section 3(2) EU-VerschG and Regulation 7(2)(g) of the CBM Regulations 2010.

•

Consultation with employees of bwin.party will be determined according to the statutory rules of Gibraltar, namely the Employment Act 1954, the provisions of the Employment (European Works Council) Regulations 2006 and the Employment (Information and Consultation of Employees) Regulations 2005 (for the expected effects of the transaction on the employees of bwin and consequently bwin.party, see Section 3.10 Consequences of the merger for employees of involved companies.

•

Furthermore, it is maintained that the assets of bwin to be transferred on the basis of the Merger Plan have a positive market value both on the Effective Date of the Merger and on the date of issue of the joint Merger Plan of bwin and PartyGaming.

•

Any cash compensation will fall due upon the legal effect of the merger and will amount to EUR 23.52 per bwin share. PartyGaming and bwin will provide security for the total amount of cash compensation claimed by the shareholders of bwin in the form of a bank guarantee or a cash payment to be held by a trustee on behalf of the party entitled to compensation (see Section 3.7 Information on cash compensation).

•

In accordance with Section 12(1)(2) of the Austrian EU Mergers Act (EU-VerschG), upon approval at the shareholders’ meeting for the Merger Plan, PartyGaming intends to expressly accept that the shareholders of

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bwin may initiate review proceedings in relation to the exchange ratio under Section 225c et seq. of the Austrian Stock Corporation Act (AktG) before the Commercial Court of Vienna.

•

The effect of the Merger is subject to the following conditions precedent: (i) approval at the General Meeting of bwin and PartyGaming, (ii) registration of the Spin-off in the relevant Austrian Copanies Register (Firmenbuch), (iii) denial of jurisdiction for the Merger, express approval or non-prohibition of the Merger through the expiry of the review period or non-compliance with the procedure until expiry of the applicable waiting period by the relevant competition authority in Romania (see Section 3.3.3 Merger control and approval of gaming authorities).

c)	Audit of the Merger

Audit of the Merger by an independent merger auditor

Under Section 7 of the Austrian EU Mergers Act (EU-VerschG) in conjunction with Section 220b AktG, the Merger Plan is to be audited by an independent merger auditor for each of the relevant companies participating in the merger. According to Section 220b (2) AktG in conjunction with Section 3 (2) EU-VerschG, the supervisory board of the relevant company is responsible for the appointment of the merger auditor. By way of circular resolution of 25 October 2010, the Supervisory Board of bwin appointed Deloitte Audit Wirtschaftsprüfungs GmbH (Company Reg. No. 36059 d), Renngasse 1/Freyung, 1010 Vienna, as the merger auditors for bwin. By resolution of 14 October 2010, the Board of Directors of PartyGaming confirmed the appointment of Deloitte Limited, a company registered in Gibraltar under the number 97704 with registered office at Merchant House, 22/24 John Mackintosh Square, Gibraltar, as merger auditor for PartyGaming.

Under Section 7 EU-VerschG and Section 220b AktG in conjunction with Section 3(2) EU-VerschG, the merger auditor appointed for bwin is under an obligation to review the Merger Plan and, in particular, the reasonableness of the exchange ratio mentioned therein, the additional cash payments and the cash compensation and to present a written report on such. The auditor’s report is to provide a statement on whether the proposed exchange ratio and, where applicable, the amount of the additional cash payments and the conditions of

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the offer of cash compensation are reasonable and thereby to provide information, in particular, on which methods the exchange ratio and the cash compensation have been determined, on what grounds the use of such methods is reasonable and in using different methods in relation to the exchange ratio and cash compensation, to the extent that different methods were used, what result would be achieved in each case; similarly, an opinion is to be provided on the weighting attributed to these methods in the determination of the exchange ratio and the cash compensation and reference is to be made to whether any particular difficulties arose during the assessment, and if so what these were. Finally, the auditor’s report is to submit a statement on the amount of nominal capital and undistributable reserves of the relevant participating companies.

Examination of the Merger by the organs of the relevant participating companies

On this very day, the Executive Board of bwin issued the present Merger Report in accordance with Section 6 of the Austrian EU Mergers Act (EU-VerschG) and Section 220a of the Austrian Stock Corporation Act (AktG) in conjunction with Section 3(2) EU-VerschG. Based on this report and the audit report of the merger auditor of bwin, the Supervisory Board of bwin will prepare its examination report pursuant to Section 220c AktG in conjunction with Section 3(2) EU-VerschG.

In accordance with Regulation 8 of the CBM Regulations 2010, the Board of Directors of PartyGaming prepared a report on the Merger (directors’ report) on 20 December 2010. The CBM Regulations 2010 do not provide for an equivalent to the examination report of the Supervisory Board pursuant to Section 220c AktG in conjunction with Section 3 (2) EU-VerschG.

d)	Provision of information, resolutions and registration of the Cross-Border Merger

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Provision of information

It is planned to submit the Merger Plan of 20 December 2010 to the Commercial Court of Vienna 0n 21 December 2010 pursuant to Section 221a(1) AktG in conjunction with Section 3(2) EU-VerschG. Announcement of such submission will be published provisionally on 22 December 2010, however, at least one month prior to the date of the General Meeting at which the resolution for the Merger will be put forward, in accordance with Sections 221a(1) and 18 AktG in conjunction with Section 3(2) VerschG and Section 8 EU-VerschG. The announcement will state the information contained in Section 8(2) EU-VerschG and refer shareholders and creditors to their rights under Section 221a(2) and (4) of the Austrian Stock Corporation Act (AktG) and Sections 10 and 13 EU-VerschG. Creditors of bwin have two months from this date to demand the provision of security for claims accruing up to the relevant date, as long as they provide bwin with written notification to this effect (see Section 3.11.4 Description of creditor protection under merger law).

In addition, the merger documentation, comprising of (i) the joint Merger Plan, (ii) the audited annual financial statements and management report, as well as (where applicable) corporate governance reports of bwin and PartyGaming for the past three financial years, (iii) the audited closing balance sheet of bwin as of 30 September 2010, (iv) the interim balance sheets of bwin and PartyGaming as of 30 September 2010, (v) this Merger Report, (vi) the report on the merger (directors’ report) of the Board of Directors of PartyGaming, (vii) the auditor’s report of the merger auditor for bwin, Deloitte Audit Wirtschaftsprüfungs GmbH, and (viii) the auditor’s report of the merger auditor for PartyGaming, Deloitte Limited, as well as (vii) the Supervisory Board Report of bwin, will be published provisionally under Section 221a (2) AktG in conjunction with Section 3(2) of the EU Mergers Act (EU-VerschG) on 22 December 2010, however, at least one month prior to the date of the Extraordinary General Meeting of bwin, at which the Merger is to be decided upon, for perusal at the registered offices of the relevant companies and also made available on the websites of bwin (www.bwin.org) and PartyGaming (www.partygaming.com). Furthermore, all creditors will be provided, upon request, with a copy of the merger documentation free of charge and without delay.

Additionally, a copy of (i) PartyGaming’s Capital Market Prospectus in relation

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to the planned increase in capital and the admission of PartyGaming shares, and (ii) the shareholders’ circular of PartyGaming, will be made available for perusal at the registered office of bwin and on bwin’s website (www.bwin.org).

This Merger Report will be made available to the employees of bwin and PartyGaming on 22 December 2010, however at least one month prior to the date of the General Meeting. Where, prior to the General Meeting, the executive board and/or the board of directors of one of the companies to be merged receives a statement from the representatives of their employees (at the present time, such representation of employees is not in place in either bwin or PartyGaming), this will be appended to the Executive Board Report.

Resolutions

Under Section 221 of the Austrian Stock Corporation Act (AktG) in conjunction with Section 3(2) of the Austrian EU Mergers Act (EU-VerschG), the Merger requires the approval at both General Meetings of the relevant participating companies. On 28 January 2011 the Merger will be decided upon at the General Meetings of bwin and PartyGaming. The resolution at the General Meeting of bwin requires a majority of at least three quarters of the share capital represented in the vote on the resolution.

bwin’s merger resolution cannot be invalidated on the grounds that the offer of cash compensation has not been reasonably assessed or that the details on the offer of cash compensation in the Merger Plan, the Merger Reports, the Audit Reports or the Supervisory Board Report are not in line with the relevant statutory provisions. For reasons of legal certainty, upon approval at the shareholders’ meeting regarding the Merger Plan, PartyGaming plans to submit a relevant declaration of subjection to proceedings (Unterwerfungserklärung) provided for in Section 11 EU-VerschG for a court review of the cash compensation.

Moreover, in accordance with Section 12(1)(2) EU-VerschG, upon approval at the shareholders’ meeting for the Merger Plan, PartyGaming intends to expressly accept that the shareholders of bwin may initiate review proceedings in relation to the exchange ratio under Section 225c et seq. AktG before the Commercial Court of Vienna. Where PartyGaming makes a relevant declaration of subjection, an invalidation of the merger resolution of bwin on the basis

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of any defects in the determination of the exchange ratio is thereby excluded.

Further, reference is made here to the fact that every shareholder of bwin has the right to reasonable cash compensation in return for the surrender of their shares, where they register an objection in writing against the merger resolution and were shareholders of bwin from the time the resolution has been passed up to the time at which the right is enforced. The offer of cash compensation may be accepted in the form of a written declaration of acceptance submitted to bwin either simultaneously with the registering of a written objection at the General Meeting or within one month of the passing of the resolution (see Section 3.7 Information on cash compensation).

Registration of the Cross-Border Merger

Upon approval of the Merger at the General Meetings of bwin and PartyGaming and subsequent to the expiry of (i) the one month deadline within which shareholders objecting to the Merger must accept the cash compensation under Section 10 of the Austrian EU Mergers Act (EU-VerschG) (see Section 3.7 Information on cash compensation), and (ii) the deadline for enforcement of claims of creditors to the provision of securities under Section 13 EU-VerschG (see Section 3.11.4 Description of creditor protection under merger law), the planned Merger will be registered with the relevant Companies Court Registrar (Firmenbuchgericht) applicable to bwin for entry into the Companies Register, whereby an application will be made that the Commercial Court (Handelsgericht) of Vienna register the Spin-off in the Companies Register prior to the intended Merger. According to Section 14(3) EU-VerschG, the Court has to review whether the legal acts and formalities preceding the Merger have been carried out in due and proper form and whether the claims of creditors and other relevant parties under the law of obligations, as well as the compensation of shareholders wishing to exit the company, have been secured. Where such is the case, the Commercial Court Registrar is to complete registration of the planned Merger and issue the relevant certificate (certificate of lawfulness: Rechtmäßigkeitsbescheinigung).

Under the CBM Regulations 2010 the Merger is to be then approved by the Supreme Court of Gibraltar. Upon receipt of the certificate of lawfulness from the relevant Austrian Commercial Court Registrar, oral proceedings before the Supreme Court of Gibraltar will take place for this purpose, which is to review

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whether PartyGaming carried out all legal acts and formalities preceding the Merger in due and proper form.

The Merger will be legally effective as soon as a copy of the decree of the Supreme Court of Gibraltar approving the Merger under Regulation 16 of the CBM Regulations 2010 has been handed over to the Registrar of Companies in Gibraltar for registration in the Register of Companies of Gibraltar and the decree has become unconditionally final and unappealable. Following binding force of the Merger, the following legal effects, amongst others, will take hold in accordance with Section 225a(3) of the Austrian Stock Corporation Act (AktG) in conjunction with Section 3(2) of the Austrian EU Mergers Act (EU-VerschG) and Regulation 17(1) of the CBM Regulations 2010:

	•	The assets and liabilities of bwin will pass over to bwin.party by way of universal succession;

	•	bwin will cease to exist and bwin shares will expire. Trade of bwin shares on the Vienna Stock Market will cease;

•

For every bwin share, bwin shareholders will receive 12.23 bwin.party shares certified as DIs (see also Sections 3.3 Path to the Merger, 3.6 Information on exchange ratio and 3.8 Information on depositary interests; description of share exchange and settlement of fractions; information on stock exchange trading).

Immediately after the Merger has become legally effective, under Section 14 (5) EU-VerschG, the Board of Directors of bwin.party is to register for the entry of the completion of the Merger into the Companies Register and the deletion of bwin therefrom.

3.3.3	Merger control and approval of gaming authorities

The merger of bwin and PartyGaming does not fall within the scope of applicability of European merger controls, since the turnover thresholds in Art 1 of the EC Merger Regulation (“ECMR”) are not reached. Based on the small number of states, in which the relevant turnover thresholds are exceeded, the relevant participating companies have foregone the application for a reference under Art 4 (5) ECMR – and thus a review by the European Commission of a concentration without a Community dimension – and opted for registration with the relevant national competition authorities.

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A review of the registration requirements of bwin and PartyGaming in all relevant sales markets resulted in the case that the approval of national cartel authorities is necessary for Austria, Romania and – by way of a duty of notification upon successful completion of the Merger – Greece.

a)	Austria

The relevant participating companies registered the planned concentration with the Austrian Federal Competition Authority (Bundeswettbewerbsbehörde) on 20 October 2010. By means of a declaration of 18 November 2010, the Federal Competition Authority communicated that neither the Federal Competition Authority nor the Federal Cartel Attorney (Bundeskartellanwalt) had issued an application for review of the concentration in proceedings before the Cartel Court (Kartellgericht) and thus the relevant ban on the completion of the Merger had ceased to apply with effect of 18 November 2010.

b)	Germany

The relevant participating companies registered the planned concentration with the German Federal Cartel Office (Bundeskartellamt) on 22 October 2010. By way of written communication of 17 November 2010, the Federal Cartel Office confirmed that the planned Merger did not fulfill the conditions for prohibition under Section 36(1) of the German Competition Act (Gesetz gegen Wettbewerbsbeschränkungen: “GWB”) and thus the Merger could be completed. The Federal Cartel Office is to be notified of the completion of the Merger without delay.

c)	Romania

Registration of the planned concentration with the Romanian cartel authority took place on 15 November 2010, whereby the relevant participating companies act under the assumption that no further review by this authority will be undertaken, so that clearance is expected subsequent to the review period of approximately 90 days from submission of the registration. Should the Romanian cartel authority initiate review proceedings – contrary to expectations – because it is of the view that the planned concentration raises significant competition law concerns, the decision of the authority is to be made within a

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deadline of 5 months from the submission of registration.

d)	Greece

In Greece, notification of the concentration is to be made by bwin.party to the national competition authority within a period of one month after the completion of the Merger. Accordingly, this will be carried out by the Board of Directors of bwin.party.

e)	Gibraltar

By way of written communication of 23 November 2010, the Gibraltar Licensing Authority approved the merger of bwin and PartyGaming.

f)	Alderney

By written communication of 30 November 2010, the Gambling Control Commission of Alderney approved the merger of bwin and PartyGaming.

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3.4	Expected effects of the Merger

Upon completion of the Merger, the registered office and administrative centre of bwin.party will be in Gibraltar. Independently of the planned Merger of bwin and PartyGaming, the Executive Board of bwin has resolved upon specific measures for the increase in productivity of the bwin Group. Such measures provide, amongst other things, for the relocation of a number of technical development centres to India and will also be further implemented for bwin.party upon completion of the cross-border Merger. Additionally, an increase in potential cost efficiencies will result from the Merger; these represent a major advantage of the intended transaction (see also Section 3.2 Main reasons for the Merger). Certain synergies – resulting on the basis of the Merger – can only be realised where operational restructuring measures are carried out, for instance the amalgamation of various technology platforms of bwin and PartyGaming to one platform per product segment (sports betting, poker, casino and games, and bingo). Moreover, the Executive Board of bwin and the Board of Directors of PartyGaming have not planned any specific organisational or business measures or changes in relation to the joint company, although they assume that significant synergies will be realisable in the course of the transaction (see Section 3.2 Main reasons for the Merger and 3.10 Consequences of the merger for employees of involved companies).

3.4.1	Expected advantages and potential risks of the Merger

	a)	Expected advantages and economic viability of the Merger

For the advantages and economic viability of the Merger, see Section 3.2 Main reasons for the Merger.

	b)	Potential risks of the Merger

As with all major business transactions, the proposed Merger also bears associated risks. Notwithstanding, the Executive Board of bwin proceeds from the basis that such risks are by far outweighed by the advantages resulting from the concentration (see Section 3.2 Main reasons for the Merger). Risks of the Merger include the following, in particular:

bwin.party may not be able to realise the expected advantages of the Merger

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The estimations as to expected synergies (see Section 3.2 Main reasons for the Merger) are based on an assessment by the Executive Board of bwin and the Board of Directors PartyGaming on the basis of information currently available; this assessment may subsequently turn out to be erroneous. Furthermore, it cannot be ruled out that the realisation of the expected advantages of the Merger and the integration of the companies bwin and PartyGaming do not go as planned.

The completion of the Merger is dependent upon the occurrence of various conditions

The completion of the Merger is dependent upon the occurrence of diverse conditions or on the waiver of such. Conditions of such a type, as for instance the clearance of the Merger by the relevant gaming and cartel authorities, the registration by the courts with relevant jurisdiction and the approval at the relevant General Meetings of bwin and PartyGaming, amongst others, are laid down in the Merger Plan.

Risks connected with the integration of bwin and PartyGaming

The successful integration of the companies bwin and PartyGaming presents a major challenge for the Board of Directors of bwin.party. In particular, the amalgamation of the various technology platforms of bwin and PartyGaming may prove to be cost intensive and difficult to implement. Additionally, it is expected that the integration of both companies will be considerably time- and resource-consuming. Thus, the concentration involves numerous risks, for instance

•	Unexpected loss of service providers and clientele;

•	Difficulties in the integration of finance, technology and business standards, processes, procedures and controls of the companies involved in the Merger;

•	Difficulties in the administration of the magnitude, geographical diversity and complexity of bwin.party’s activities;

•	Contractual partners seeking the amendment of their contracts with bwin and/or PartyGaming; and

•	Conflicts of interests between bwin and PartyGaming.

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Where the integration does not go as smoothly as planned, or more time, management or other resources are drawn upon than is currently provided for, bwin.party will under certain circumstances not be in a position to fully exploit the full growth potential and the expected synergies, which form the basis for the business and strategic decision for the concentration. The reputation of bwin.party and the respective trademarks of bwin and PartyGaming would under certain circumstances be negatively affected, were the integration to fail. Any delay or major difficulty in the integration of the companies of bwin and PartyGaming could cause considerable disadvantage to bwin.party’s business activity and economic development.

Contractual rights of termination

bwin and PartyGaming have entered into numerous contracts containing so-called Change-of-Control clauses, providing the parties to the contract with a right of termination in consequence of a merger. PartyGaming and bwin will attempt to obtain approval of the planned Merger from their respective contractual partners prior to the completion of the Merger. In the event a contractual partner provides notice of termination of a major contract for bwin.party on the basis of a Change-of-Control clause due to the Merger, this may have a negative impact on the business operations and economic development of bwin.party.

Court review proceedings regarding the exchange ratio and cash compensation, and invalidation of the resolution at the General Meeting

Under Sections 11 and 12 of the Austrian EU Mergers Act (EU-VerschG), bwin shareholders are entitled to initiate proceedings for a court review of the cash compensation and – subject to a relevant declaration of subjection (Unterwerfungserklärung) on the part of PartyGaming – of the exchange ratio (see Section 3.7.7 Judicial review of exchange ratio and cash compensation). The successful conclusion – i.e. successful from the point of the applicant shareholder – of such review proceedings could have a considerable negative impact on the business activity and economic development of bwin.party.

Moreover, bwin shareholders are entitled, under certain circumstances, to have the resolution at the General Meeting approving the Merger invalidated. Such an invalidation could delay the completion of the Merger and cause con-

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siderable costs to bwin.

Exchange rate risk involved in the listing on London Stock Exchange

Subsequent to the completion of the Merger, the shares of bwin.party will be listed on the London Stock Exchange in GBP; for shareholders from currency zones where the GBP is not the legal currency, this leads to the potential risk of currency exchange losses when trading with bwin.party shares.

3.4.2	Universal succession

The cross-border Merger will have legal effect as soon as a copy of the decree of the Supreme Court of Gibraltar approving the Merger under Regulation 16 of the CBM Regulations 2010 has been handed over to the Registrar of Companies in Gibraltar for registration in the Register of Companies of Gibraltar and such decree has attained final and unappealable force. Upon binding effect of the Merger, the following legal effects, amongst others, will arise under Section 225a(3) of the Austrian Stock Corporation Act (AktG) in conjunction with Section 3(2) of the Austrian EU Mergers Act (EU-VerschG) and Regulation 17(1) of the CBM Regulations 2010:

	•	The assets and liabilities of bwin will pass over to bwin.party by way of universal succession;

	•	bwin will cease to exist and the bwin shares will expire. Trade of bwin shares on the Vienna Stock Market will cease;

•

For every bwin share, bwin shareholders will receive 12.23 bwin.party shares certified as Dis (depositary interests) and denominated in GBP (see also Sections 3.3 Path to the Merger, 3.6 Information on exchange ratio and 3.8 Information on depositary interests; description of share exchange and settlement of fractions; information on stock exchange trading).

Furthermore, Regulation 17(1)(b) of the CBM Regulations 2010 provides that all rights and duties arising out of employment relationships pass over from the transferring company to the acquiring company. Since all employment relationships (with the exception of those with Manfred Bodner and Mag. Norbert Teufelberger) will already have been transferred to bwin Services AG before completion of the Merger, in the present case this provision has no practical significance (for the effects of the merger on employees, see Section 3.10 Consequences of the merger for employees of involved companies).

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3.4.3	Terms of the exercise of rights of control, rights of the minority and provisions of the articles of association regarding the licensing procedure under gaming law

The following section provides a rough – and by no means conclusive – overview of selected issues of the company law of Gibraltar and the proposed articles of association of bwin.party. Further information in relation to the exercise of rights of control in bwin.party can be obtained from bwin (by post: bwin Interactive Entertainment AG, FAO Mag. Philipp Brauneder, Investor Relations, Börsegasse 11, 1010 Vienna, by fax: +43 (0)50 858 16 or by e-mail: investorrelations@bwin.org).

	a)	Terms of the exercise of rights of control

Upon completion of the Merger, the amended articles of association of bwin.party provide that the Board of Directors will convene and hold General Meetings of the company pursuant to the provisions of the Companies Act 1930 of Gibraltar (“Gibraltar Companies Act”). The members of the Board of Directors of bwin.party can convene General Meetings at their own discretion (however, at least once a year within a maximum period of 15 months between General Meetings) and according to the Gibraltar Companies Act they are under an obligation to convene an Extraordinary General Meeting upon the request of shareholders whose aggregate shares amount to ten per cent of the voting rights of the company.

Neither the law of Gibraltar nor the articles of association of bwin.party provide for restrictions in relation to the place of the General Meeting. In the past, PartyGaming has always held its General Meetings in Gibraltar, most recently in The Caleta Hotel, Catalan Bay, Gibraltar. The Executive Board of bwin expects that the future General Meetings of bwin.party will also be held in Gibraltar.

The notice period for convening Extraordinary General Meetings in which resolutions are to be put forward that require a majority of 75% of the shareholders present (either in person or legally represented) to be passed is 21 days; in all other cases there will be a notice period of 14 days (each respective period is exclusive of the relevant delivery time, depending on the method of delivery used, and the date of the General Meeting). Subject to the specific provisions of the Gibraltar Companies Act and the proposed articles of association of bwin.party, all shareholders, members of the Board of Directors and the annual auditor are to be sent an invitation to the General Meeting. In convening a General Meeting, the date, time and

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place of the meeting, along with the proposed agenda, are to be stated, and such meeting is to be described as an ordinary General Meeting, where applicable. Similarly, where resolutions are to be put forward in the General Meeting requiring a majority of 75% of the shareholders present (either in person or legally represented) to be passed, such is also to be indicated.

In the invitation, the company can specify a time limit (which may not exceed 48 hours prior to the commencement of the General Meeting), by which a shareholder must be registered in the register of shareholders (Aktienbuch), in order to be permitted to participate in the General Meeting and exercise voting rights. In principle, votes are to be carried out by a show of hands, where no written vote is provided for by law. In all General Meetings, the members of the Board of Directors have the right to attend and to speak.

While the holders of DIs are indeed the beneficial owners of bwin.party shares, they are not the lawful possessors of such; the lawful possessor is Capita IRG Trustees Limited, which holds the shares on trust for the holders of DIs, or a relevant nominated depositary. Hence, the holders of DIs cannot directly enforce or exercise membership rights like holders of nominal shares, but they do have a right to delivery of the shares and can give directions to the issuer of the relevant DIs on the exercise of the rights associated with the shares (see also Section 3.8 Information on depositary interests; description of share exchange and settlement of fractions; information on stock exchange trading). According to the provisions of the depositary interest arrangements, Capita IRG Trustees Limited is under an obligation to hand over everything received in connection with PartyGaming shares (subsequent to the Merger: bwin.party shares) to the holders of the DIs, in which the shares are certified, and to exercise all rights that are transferrable or exercisable by Capita IRG Trustees Limited on behalf of the holders of the DIs. Such rights (including rights of notification of the General Meeting, rights of participation, voting and candidature rights, or the right to put forward motions at the General Meeting) are to be passed on, unamended, to holders of DIs or exercised in accordance with the. This applies both to existing DIs and to those issued in the course of the Merger.

In relation to the exercise of voting rights, the holders of DIs must issue instructions to Capita IRG Trustees Limited (or a depositary duly authorised by Capita IRG Trustees Limited) or, in accordance with the Capita IRG Trustees Limited Where shareholders opt not to hold their bwin.party shares via the CREST system and have the bwin.party shares physically handed over to them, they can then directly and per-

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sonally exercise their rights of control, without the requirement for a relevant power of attorney.

b)	Rights of the minority

Minority shareholders of bwin.party have the following rights, in particular:

•	Shareholders representing more than 25% of bwin.party shares at a General Meeting (either by attending in person or by legally representation) can, amongst others, prevent:

	o	the passing of special resolutions; and

	o	takeovers to be carried out by means of scheme of arrangement.

•	Shareholders with more than 10% of bwin.party shares can, amongst others:

	o	prevent a squeeze out acquisition; and

	o	demand the convening of a General Meeting.

•	Minority shareholders are further entitled to bring a civil action against the Company under certain circumstances, for instance in the case of ultra vires acts of the company, or fraud.

c)	Provisions of the articles of association regarding the licensing procedure under gaming law

The forthcoming articles of association of bwin.party to be resolved upon at the General Meeting of PartyGaming will contain special provisions for shareholders with a shareholding of five percent or more of the share capital of bwin.party (certain existing Principal Shareholders of bwin and PartyGaming and certain of the members of the Board of Directors of bwin.party, who have entered into separate contractual agreements (Regulatory Process Agreements) with PartyGaming, are excluded from such provisions of the articles of association (see Section Rights of existing major shareholders of bwin and PartyGaming)). Such special provisions provide, amongst others, that a shareholder who holds five percent or more of the share capital of bwin.party, can be subject to the disposal of shares in bwin.party where appropriate in connection with certain future licensing procedures under gaming law. This should enable bwin.party to realise any potential business opportunities. At the present time, such provisions of the articles of association cannot be amended without the approval of such persons who

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have entered into to a Regulatory Process Agreement (see Section 3.4.3 Terms of the exercise of rights of control, rights of the minority and provisions of the articles of association regarding the licensing procedure under gaming law).

PartyGaming (after the Merger: bwin.party) is under an obligation, at the request of a shareholder who holds five per cent or more of the share capital of bwin.party, to likewise enter into a Regulatory Process Agreement with such shareholder; in this case the special provisions of the articles of association are no longer applicable to the shareholder.

3.4.4	Diverging financial reporting standards for the acquiring company

PartyGaming and bwin will issue their consolidated financial accounts using the International Financial Reporting Standards (IFRS), as used in the European Union. In order to make the represented financial statements of bwin consistent with those of PartyGaming in relation to the main financial reporting conventions (accounting, valuation and representation methods), the following adjustments have been made:

	•	From now on, gaming taxes will be represented as cost of sales and no longer as a deduction from net gaming revenues;

	•	Licensing fees for software will from now on be represented as distribution costs and no longer as a deduction from net gaming revenues;

	•	Account fees (including fees for inactive deposits) will from now on be represented as net gaming revenues and no longer as other operating income;

•

Personnel costs for internally developed software, which is capitalised in the consolidated financial accounts under IAS 38, will now be directly offset with the capitalised expenses and no longer as own work capitalised in other operating income;

	•	Profits or losses from foreign currency exchange will now be netted out and no longer separately represented as other operating income and other operating expenses.

3.4.5	Rules relating to profit reporting and distributions

Under the Gibraltar Companies Act a public limited company may only distribute profits to shareholders if, subsequent to the distribution, the net assets at least amount to the sum of claimed deposits and undistributable reserves, or exceed such

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sum. The distribution is to be assessed on the basis of the preceding annual or interim financial statements.

The term distribution is broadly phrased, but does not cover: (i) issuing fully or partly paid bonus shares, (ii) the redemption of shares by using share capital or unrealised profits, (iii) the reduction of share capital by full or partial remission of payment obligations for partly paid shares or by a payout of the paid-up share capital, or (iv) payouts of share capital or the transfer of company assets to shareholders in the event of liquidation.

3.4.6	(No) capital-reducing effect

On 30 September 2010, bwin had a share capital of EUR 36,000,988.00 and undistributable reserves in the total amount of EUR 189,747,834.97 (consisting of capital reserves in the amount of EUR 134,092,655.87 and option reserves in the amount of EUR 55,655,179.10).

Corresponding to the balance sheet of PartyGaming prepared in USD as of 30 September 2010, PartyGaming had a share capital of USD 104,188 and a share premium of USD 70,515,095; on 30 September 2010; the balance sheet item “share premium” is only distributable by way of a capital reduction and to this extent are thus comparable with undistributable reserves for the purposes of Austrian law. In the course of the Merger, the share premium will be increased by an amount corresponding to the market value of the bwin.party shares issued to bwin shareholders. An exact calculation of this amount is not possible at the present time because the financial reporting standards of Gibraltar only provide for such to be carried out at the time the Merger is being completed.

On the basis of the closing price on 10 December 2010, bwin’s market capitalisation amounted to approximately EUR 1,204,605,769 and thus approximately 533.6% of the sum of bwin’s share capital and undistributable reserves as of 30 September 2010. Although there is no certainty that an amount of this scale is to be recorded upon completion of the Merger as share capital and share premium in the balance sheet of bwin.party, the occurrence of a capital-reducing effect for the purposes of Section 13 of the Austrian EU Mergers Act (EU-VerschG) on this basis is highly unlikely (and would require a reduction in the current market capitalisation and thus the stock market price of approximately 81.26%). Particularly since it can also not be assumed with certainty that the financial reporting standards of Gibral-

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tar ensure a ban on distributions with the same effect in all respects as Austrian financial reporting and company law, bwin will voluntarily take all measures that are provided for the occurrence of a capital-reducing effect. In particular, known creditors of bwin will be directly informed (Section 8(2)(3) EU-VerschG) and creditors who so demand will receive security regardless of prima facie evidence of a relevant risk (Section 13 EU-VerschG).

3.4.7	Tax structure subsequent to the Merger

Upon legal validity of the Merger bwin will cease to exist and dissolve as an unlimited corporate taxable entity in Austria. Since, due to the cross-border merger, the Republic of Austria’s jurisdiction to tax the assets remaining with bwin subsequent to the Merger is not limited, Article I of the Austrian Corporate Restructuring Taxation Act (UmgrStG) is fully applicable to the Merger and this is not a case of a taxable liquidation under Section 20 of the Austrian Corporation Tax Act (KStG). Subsequent to the Merger, bwin.party, with its shareholdings in bwin Services AG and WEBSPORTS ENTERTAINMENT Marketing Services GmbH (Company Reg. No. 185700 p) will remain a limited corporate taxable entity in Austria pursuant to Section 1(3)(1) KStG.

For bwin shareholders resident in Austria, the merger-related share swap of bwin shares for bwin.party shares is a tax-neutral event, which leads to the continuation of taxable acquisition costs and deadlines for the relevant shareholders (see Section 4.2 Consequences for shareholders of bwin and PartyGaming).

From 1 January 2011, the Income Tax Act 2010 of Gibraltar is applicable to PartyGaming. The Income Tax Act 2010stipulates that businesses registered in Gibraltar are subject to a corporation tax rate of ten per cent on the entirety of their profits earned in Gibraltar. However, when the profits are determined, PartyGaming will be entitled to claim certain tax free allowances, deductions and benefits, for instance in relation to offsettable foreign taxes that have been paid in a country or territory outside of Gibraltar.

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3.5	Description of merger plan

The recitals to the merger plan set out, among others, the share capital amounts, the type and number of shares issued, the register numbers and the registered addresses of the companies involved in the merger. Furthermore, the recitals explain that PartyGaming shares, since PartyGaming is not registered in the United Kingdom, may not be held or transferred in the CREST system (the settlement system of London Stock Exchange); therefore, PartyGaming has entered into depositary interest arrangements with Capita IRG Trustees Limited on the basis of which PartyGaming shares are transferred to Capita IRG Trustees Limited to hold them in trust. In turn, Capita IRG Trustees Limited issues DIs which are tradeable through the CREST system to the relevant entitled persons.

§ 2 of the merger plan (Abspaltung und Verschmelzung im Überblick) provides a summary of the transformation steps that are planned under the transaction, consisting of a spin-off and a cross-border merger (see also section Path to the Merger).

§ 3 (Gegenstand der grenzüberschreitenden Verschmelzung) provides a short description of the merger and the resulting legal consequences (see also section Path to the Merger and section Universal succession).

§ 4 of the merger plan (zwingender Inhalt des Verschmelzungsplans gemäß § 5 Abs 2 EU-VerschG und Vorschrift 7(2) der Gibraltar-Verschmelzungsvorschriften) contains the mandatory contents of the merger plan pursuant to Section5(2) of the Austrian EU Mergers Act (EU-VerschG) and Regulation 7(2) of the CBM Regulations 2010:

	•	§ 4(1) of the merger plan contains information on the companies involved in the merger (see also section Companies involved).

•

§ 4(2) of the merger plan describes the exchange ratio (12.23 PartyGaming shares for each bwin share), the procedure for a settlement of fractions, the allocation of bwin.party shares to Capita IRG Trustees Limited to hold them in trust and the attribution of the DIs – certificating the bwin.party shares – to shareholders which hold bwin shares and have not exercised their right to cash compensation on the date the merger becomes legally effective. Furthermore it

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is noted that the bwin shares are suspended from trading on Vienna Stock Exchange for settlement reasons for a period of three trading days before the merger becomes legally effective and that the holders of DIs may at any time through their depositary bank request their removal from the CREST system and the physical delivery of their bwin.party shares (see also section Path to the Merger, 3.7 Information on exchange ratio and 3.8 Information on depositary interests; description of share exchange and settlement of fractions; information on stock exchange trading).

•	§4 (3) of the merger plan contains information on the consequences of the merger for the employment (see also section 3.10 Consequences of the merger for employees of involved companies).

•

§4 (4) of the merger plan notes that the new bwin.party shares are issued free of any rights of third parties and grant the right to receive all dividends and profit distributions determined, carried out or declared on or after 1 January 2010.

•	§4 (5) of the merger plan determines 30 September 2010 as the effective date of the merger (see also section Path to the Merger).

•

§4 (6) of the merger plan provides information on the special rights and proposed measures pursuant to Section 5(2)(7) of the Austrian EU Mergers Act (EU-VerschG) and Regulation 7(2)(g) of the CBM Regulations 2010 (for further details refer to section 3.9 Special rights and proposed measures pursuant to Sections 5(2)(7) of the Austrian EU Mergers Act (EU-VerschG), 226(3) of the Austrian Stock Corporation Act (AktG) in conjunction with Section 3(2) EU-VerschG and Regulation 7(2)(g) of the CBM Regulations 2010).

•

§4 (7) of the merger plan provides information on the proposed composition of the board of directors of bwin.party. Furthermore, it contains information on the remuneration and stock option plans of the directors of bwin.party. Finally, it sets out the fees paid to the merger auditors involved.

•	Pursuant to §4 (8) of the merger plan, the articles of association of bwin.party are attached to the merger plan as an annex.

•

§4 (9) of the merger plan provides that any codetermination of the employees of bwin.party is determined in accordance with the statutory provisions of Gibraltar, i.e. the Employment Act 1954, the Employment (European Works Council) Regulations 2006 and the (Employment (Information and Consultation of Employees) Regulations) 2005.

•	§4 (10) of the merger plan provides information on the valuation of the assets of PartyGaming transferred in the course of the merger. Furthermore, it is

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noted that the assets of bwin to be transferred on the basis of the merger plan has a positive fair market value on both, the effective date of the merger and the date the joint merger plan was prepared.

• §4 (11) of the merger plan provides information on the effective dates of the latest annual accounts and the relevant balance sheets for the merger.

•

§4 (12) of the merger plan contains information on the cash compensation (see section 3.3 Path to the Merger, 3.7 Information on exchange ratio and cash compensation and 3.8 Information on depositary interests; description of share exchange and settlement of fractions; information on stock exchange trading).

Pursuant to § 5 (Unterwerfungserklärungen von PartyGaming) of the merger plan, PartyGaming intends in accordance with Section 12(1)(2) of the Austrian EU Mergers Act (EU-VerschG), upon approval of the merger plan by the general meeting, to expressly accept that the shareholders of bwin may initiate review proceedings regarding the exchange ratio pursuant to Sections 225c et seqq. of the Austrian Stock Corporation Act (AktG) before the Commercial Court of Vienna. It is planned, for reasons of legal certainty, that PartyGaming in the general meeting also issues a relevant declaration of subjection (Unterwerfungserklärung) regarding the proceedings provided for in Section 11 of the Austrian EU Mergers Act (EU-VerschG) for a judicial review of the cash compensation.

§ 6 (Aufschiebende Bedingungen) of the merger plan states that the effectiveness of the merger is subject to the following conditions precedent: (i) approval by general meetings of bwin and PartyGaming, (ii) registration of spin-off in Austrian commercial register, (iii) refusal of competence for the merger, express authorisation or non-prohibition of the merger through the expiry of an examination period or non-institution of proceedings until the expiry of applicable waiting periods by the competent cartel authority in Romania (see section 3.3.3 Merger control and approval of gaming authorities).

§ 7 (Steuern, Abgaben und Kosten) of the merger plan provides information on the tax neutrality of the transaction (see also section 4 TAX CONSEQUENCES) and contains a shared costs clause.

§ 8 (Schlussbestimmungen) of the merger plan contains the final provisions of the merger plan.

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3.6	Legal information on cash compensation; payment of cash compensation

Shareholders of bwin which do not want to become shareholders of bwin.party may either sell their bwin shares on Vienna Stock Exchange (thereby obtaining proceeds that may exceed the amount of cash compensation) until few trading days before the full implementation of the transaction (some weeks after approval of the merger by the general meetings of bwin and PartyGaming) or exercise their right to cash compensation.

3.6.1	Legal framework

Pursuant to Section 10 of the Austrian EU Mergers Act (EU-VerschG), each bwin shareholder has the right to adequate cash compensation for surrender of its shares if such shareholder has declared its objection against the merger resolution for record in the general meeting resolving on the merger and if such shareholder has been a shareholder of bwin from the time the general meeting adopted the resolution until such right was asserted. The offer may be accepted simultaneously with the objection for record in the general meeting, otherwise the acceptance statement must be received by bwin in writing within a period of one month after the merger resolution. The right to cash compensation is conditional, and due for payment, upon the registration of the merger and is subject to a limitation period of three years.

The cash compensation is offered by bwin and amounts to EUR 23.52 per bwin share (see section 3.7 Determination of exchange ratio and cash compensation). Since the cash compensation becomes due and payable upon registration of the merger only, i.e. after bwin has ceased to exist, it will – after the merger has become legally effective – effectively be paid by bwin.party. bwin (and after the merger has become legally effective, bwin.party) will pay any costs arising in connection with the payment of the cash compensation.

Security for payment of the cash compensation including any transfer costs is to be provided to the persons entitled to the compensation. The legality certificate (Rechtmäßigkeitsbescheinigung) pursuant to § 14(3) of the Austrian EU Mergers Act (EU-VerschG), which is a condition for the legally effective performance of the merger, may not be issued before security has been provided for the entitlements of shareholders to cash compensation or before evidence has been furnished that all

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shareholders entitled to cash compensation have waived their entitlement thereto. Evidence that security has been provided for the cash compensation actually claimed will be furnished upon application for registration of the proposed merger in the commercial register pursuant to Section 14(1)(8) of the Austrian EU Mergers Act (EU-VerschG). Security for the persons entitled to cash compensation will be provided by way of a bank guarantee or a cash payment which will be held by a trustee in favour of the persons entitled to cash compensation.

3.6.2	Payment of cash compensation

Based on statutory limitations to the acquisition of own shares under the laws of Gibraltar, such bwin shareholders which have exercised their right to cash compensation will not participate in the share exchange (of bwin shares for bwin.party shares).

Once a bwin shareholder exercises its right to cash compensation, either simultaneously with the objection for record in the general meeting or by way of a written statement of acceptance to bwin within a period of one month after the merger resolution (date of receipt of the statement by bwin), the relevant bwin shares will obtain an own International Securities Identification Number (ISIN). Thereafter, bwin shares so designated are no longer tradeable on the stock exchange.

At the time the merger becomes legally effective, Erste Group Bank AG will transfer the actually claimed cash compensation concurrently (Zug um Zug) with the transfer of the relevant bwin shares granting the right to cash compensation to the settlement account of such shareholders which have exercised their right to cash compensation. The actually claimed cash compensation will be transferred in immediately available funds without any deductions.

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3.7	Information on exchange ratio and cash compensation

3.7.1	Summary

The exchange ratio amounts to 12.23 bwin.party shares for each bwin share (“Exchange ratio”). The statutory offer of cash compensation under Section 10 EU-VerschG is in the amount of EUR 23.52 (“Offer of cash compensation”). The exchange ratio is the result of lengthy negotiations and was finally determined by bwin and PartyGaming in cooperation with their consultants, namely McQueen Ltd, LOndon for bwin and Deutsche Bank AG, London for PartyGaming. The determination of the statutory offer of cash compensation was carried out by bwin in cooperation with McQueen Ltd. The adequacy of the exchange ratio and the offer of cash compensation is subject to audit, on the side of bwin, by Deloitte Audit Wirtschaftsprüfungs GmbH (Company reg. No. 36059 d), Renngasse 1/Freyung, 1010 Vienna. For PartyGaming’s part, Deloitte Limited, a company registered in Gibraltar under the company number 97704 and with registered office at Merchant House, 22/24 John Mackintosh Square, Gibraltar, is to audit the exchange ratio. In view of the statutory audit of the Merger, further opinions (“Fairness Opinions”) on the part of the advisors were waived by bwin. Since the negotiations on the conclusion of the Merger and the associated due diligence audit were drawn out over a long period of time due to a number of interruptions, the provisionally agreed exchange ratio was reviewed on an ongoing basis and at one point adjusted in connection with the distribution of dividends to bwin shareholders in May 2010.

The exchange ratio was confirmed based on the enterprise valuations carried out by bwin and the offer of cash compensation was determined on this basis. Such enterprise valuations were carried out on the basis of Expert Opinion KFS BW1 of the Panel of Experts on Business Administration and Organisation of the Institute for Business Administration, Tax Law and Organisation of the Austrian Chamber of Chartered Accountants, Tax Advisors and Licensed Bookkeepers (Fachsenat für Betriebswirtschaft und Organisation des Instituts für Betriebswirtschaft, Steuerrecht und Organisation der Kammer der Wirtschaftstreuhänder) in its version as of 27 February 2006 (“Expert Opinion”).

A discounted cash flow approach (“DFC method”) was used, namely the net method (equity approach), whereby the cost of equity capital (the capitalisation rate in the net method) was determined by using the capital asset pricing model.

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Particular difficulties in the enterprise valuation were encountered in the consideration of the effects of further regulatory development on the online gaming industry. Here, the difficulties lay in particular in the prediction of time, means and scope, as well as the effects of further regulation of the online gaming market. The difficulties were overcome by the development of scenarios that were reflected in the valuations by being weighted according to probability. Further difficulties in the valuation lay in assessment of potentially threatening liabilities, the probability and provisional amount of which could not be determined to a sufficiently precise degree at the time of the valuation.

In connection with the offer of cash compensation, the Executive Board stresses that at any time prior, or subsequent to the Extraordinary General Meeting and up until three trading days (see Section ) before the date on which the Merger becomes effective, bwin shareholders can sell their bwin shares on the Vienna Stock Exchange or acquire additional bwin shares. Thus, bwin shareholders have the choice between a share swap, a sale of their shares on the stock market subsequent to the General Meeting or cash compensation for their bwin shares. After the General Meeting, every bwin shareholder is free to dispose of his bwin shares, or, immediately after execution of a share swap, his newly received bwin.party shares on the London Stock Exchange and thereby potentially redeem a sum above the offer of cash compensation. PartyGaming shareholders do not have a claim to cash compensation.

In the following, the method of enterprise valuation applied will be described, particular difficulties will be referred to, the present and future market environment will be outlined, a qualitative presentation of the scenarios taken into account will be provided, the equity capital costs and growth discount will be addressed, the result of the enterprise valuation will be presented and this will be plausibilised on the basis of capital market-oriented methods.

The details of the planning calculations are highly sensitive from a competitive perspective. Since their publication could therefore lead to considerable detriment to the company, by analogous application of Section 118 (3) sent. 2 of the Austrian Stock Corporation Act (AktG), they will hence not be elaborated upon in this report, in the interests of maintaining confidentiality. However, such information was unrestrictedly made available to the merger auditors. However, based on the aforementioned reasons, pursuant to Section 220b (5) AktG in conjunction with Section 3 (2) of the Austrian EU Mergers Act (EU-VerschG), the information will not be contained

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in their report, which is for perusal by shareholders and made publicly available (Section 221a (2)(5) AktG). In particular, the derivation of an earnings outlook should not be possible from the information contained therein.

3.7.2	Valuation principles and methods

In modern enterprise valuations there are, in principle, several approaches for the methodically correct determination of the value of an enterprise. According to the prevailing opinion and practice in Austria, under the premises of exclusively financial aims the enterprise value is to be derived from the cash value of any net inflows to the owners of the enterprise, which are generated through the continuation of the enterprise and from the disposal of any existing non-operating assets. The cash value of these expected net inflows are described as the present value of future profits.

	•	Discounted cash flow method / equity approach

According to the predominant view in relevant specialist literature and the standards in the Expert Opinion, this present value of future profits can be determined either under the capitalised earnings value method or the discounted cash flow method (“DCF method”), whereby both methods lead to identical results in the event of identical assumptions.

In the context of the enterprise valuation carried out by bwin, the DCF method was used. As is to be seen from paragraph 90 of the Expert Opinion, this is generally used in the valuation of corporations. An enterprise valuation according to the alternative method provided for in the Expert Opinion, namely the capitalised earnings value method, was refrained from due to the overriding significance of the DCF method for the valuation of corporations.

The DCF method determines the enterprise value by a capitalisation of cash flows (future cash flows), which are defined differently, depending on the DCF method used (e.g. gross method, net method or surplus method).

The enterprise valuations carried out by bwin were carried out according to the net method (equity approach) (see also Section 3.7.3 Enterprise valuations and 3.7.4 Result of the enterprise valuation), since neither bwin nor PartyGaming show any noteworthy interest-bearing liabilities in compari-

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son with their market values. In the net method, the net inflows to the enterprise owners (in the present case: the bwin shareholders) are capitalised by the equity capital costs for the liable enterprise.

•	Liquidation value

The liquidation value results as a cash value of financial surpluses from the disposal of assets and the covering of liabilities in consideration of the liquidation costs and the associated tax effects of a possible liquidation. Where the cash value of financial surpluses resulting from the liquidation of the entire enterprise exceeds the continued book values, the liquidation value constitutes the minimum level for the enterprise value.

Liquidation values were not determined in the course of the enterprise valuation, since the continuation of bwin and PartyGaming is assumed and there is no evidence pointing to higher liquidation values in relation to the continued book values.

•	Asset value / surplus method

The asset value, taken as a reconstructed current value (assets less liabilities) of the operating assets, is not attributed any independent significance in the determination of the enterprise value, in accordance with paragraph 24 of the Expert Opinion. The determination of the asset values was therefore omitted.

Since in principle only the methods of enterprise valuation described in the Expert Opinion should be applied, the enterprise valuation was also not carried out according to the surplus method, which is oriented around asset values.

•	Stock market prices

Die shares of bwin and PartyGaming are authorised for trade on different stock markets, namely the Vienna Stock Exchange and the London Stock Exchange (see Section 3.1 Companies involved). Thus it would be conceivable to determine the enterprise value of bwin and PartyGaming purely on the basis of the market capitalisations derived from the respective share prices. However, stock market prices do not necessarily reflect the intrinsic value of an enter-

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prise, but are rather dependant on numerous special factors, e.g. liquidity of the market, stock market climate, investor preferences, speculative and other non-worth-related influences and can thus lead to incalculable fluctuations and be subject to sharp changes within short periods of time, which do not reflect the fundamental development of the company.

The use of market capitalisation of the enterprises involved in the Merger as a basis for the determination of the exchange ratio and – in bwin’s case – the cash compensation cannot replace an enterprise valuation according to the DCF method, in the view of the Executive Board of bwin.

However, in the plausibilisation of the enterprise values calculated in the course of the enterprise valuation, the market capitalisation of bwin and PartyGaming was drawn upon (see Section 3.7.5 Plausibilisation of the Enterprise Valuation).

3.7.3	Enterprise valuations

The negotiations on the exchange ratio published on 29 July 2010 (the point in time at which the planned transaction was announced) were accompanied by due diligence audits in the areas of business (products, markets, clientele), law, tax, finance and technology; such were carried out by external consultants or by the companies themselves. The results of this fundamental inspection permeated the negotiations on an ongoing basis, as is the case for capital market-oriented valuation methods, e.g. a comparison of the average market price, multipliers and a comparison to other recent transactions.

The results of the enterprise valuations compiled in the basis of the net method and illustrated in this Merger Report of the Executive Board were also likewise plausibilised on the basis of these methods. Past data, e.g. turnover and results from previous periods, were used for the plausibilisation, but by their nature, they did not form part of the valuation. The enterprise valuation was completed around the time of the certification of the Merger Plan, in order to be up-to-date in relation to the regulatory requirements.

Enterprises for valuation

The enterprises for valuation were the bwin Group (see Section 3.1.1 bwin Inter

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active Entertainment AG) and the PartyGaming Group (see Section 3.1.2 Party Gaming Plc).

Effective date for the valuation

The effective date for the valuation is the date on which the relevant resolution is passed at each respective General Meeting of bwin and PartyGaming. For accounting purposes the enterprise values were determined on the effective date of the audited interim consolidated financial statements of bwin as of 30 September 2010, taking into account the present conditions and market outlook, and then discounted at the capitalisation rate for the period up to the passing of the resolution at the General Meeting of bwin, namely 28 January 2011. Provided no major new circumstances arise between the publication of the Merger Plan and the respective General Meetings, which would make an adjustment of the exchange ratio or of the offer of cash compensation necessary, the enterprise value established upon submission of this Executive Board Report will continue to apply, unchanged.

General assumptions for the valuation

The determination of the exchange ratio and the cash compensation were carried out on the basis of the objectivised enterprise values; actual synergies following the conclusion of the transaction and the costs of the transaction were not taken into account.

The non-operating assets were added at their fair amount to the enterprise value. Allocated options were deducted at their fair value. Thus, the dilution through the future exercise of options already allocated were not taken into account. Future options to be granted were taken into account as an expense covered under IFRS 2, and thus as a non-cash expense.

The valuation of both enterprises was based on existing enterprise concepts. Opportunities for the realisation of which there were no specific plans or there were statutory requirements, e.g. entry to Asian markets, were not taken into account.

Since both bwin and PartyGaming were already in recent discussions with possible partners in the USA, this potential business will probably be ruled out and additionally the circumstances of the regulation of the online gaming market in

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the USA are difficult to envisage, the opportunities of a future commitment to the US market were neither attributed to bwin nor PartyGaming. The opportunities of a further entry to the US market were thus not taken into account in the determination of the exchange ratio and the cash compensation.

The fiscal positions of bwin and PartyGaming were taken into account, including existing tax loss carryforwards and amendments to applicable tax law already ratified but not yet in force. Both for the determination of the exchange ratio and the offer of cash compensation, the current tax models and plans for bwin and PartyGaming were carried forward. Annual profits were retained in the plans solely for the purpose of calculation and were treated as capital-neutral, without a dividend policy having to be pre-empted upon the completion of the transaction.

Particular difficulties in the valuation

The main difficulty in the valuation lay in taking into account the uncertainties in the market environment in which bwin and PartyGaming will operate their future business. The dominant uncertainties lay in the time, nature, scope and effects of the future regulation of the online gaming market in Europe.

Past evidence pointing in a certain direction for future development of online gaming is scarce so that there is no “European model”; in fact there are considerable differences between the different countries. While, for example, since 2006 Italy has successively regulated its gaming market with a moderate tax burden, in 2010 France limited the online gaming area to sports betting and poker with a relatively high tax burden. In order to conveys these planning uncertainties, it was decided to apply the net method to a total of three possible regulatory scenarios which were then incorporated into the enterprise valuations in relation to bwin and PartyGaming, weighted according to probability. These scenarios are defined and described subsequent to a presentation of the current and future market environment. This consists of the overwhelmingly probable case of regulation with positive effects, the (not quite overwhelmingly) probable case of a regulation with negative effects, and the unlikely case of the continuation of the status quo.

Further difficulties in connection with the valuation lay in assessment of potentially threatening liabilities, the probability and provisional amount of which could not be determined to a sufficiently precise degree at the time of the valua-

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tion. Liabilities of a such a type, in particular possible payment obligations resulting therefrom, were therefore not considered.

Market environment

The worldwide market for online gaming is estimated by H2 Gambling Capital Consultants (H2GC) for the year 2010 to be approximately EUR 22.3 billion (including lotteries) gross gaming revenues or 8.6% of the entire market for gambling.

Split up according to the players’ country of origin, 47% of this should be apportioned to Europe, 24% to Asia and the Middle East, 21% to North America, 4% to Oceania, 3% to Central and South America and 1% to Africa. Divided up according to product group, according to this analysis, in 2010, 39% of gross gaming revenues will be apportioned to sports and horse racing betting, 22% of gross gaming revenues to casinos, 18% of gross gaming revenues to poker, 13% of gross gaming revenues to games, and 10% to lotteries. Sports and horse racing betting would thus still – in the view of H2GC – constitute the most popular form of online gaming. Here there are major differences at both regional and national levels, which are typically dependent on the regulatory situation or gambling behaviour.

The rapid growth in recent years of online gaming (a compound annual growth rate (CAGR) in the amount of 28% for the years 2000 to 2005 and 16.7% for the years 2005 to 2010) has slowed down and is estimated for the years 2010 to 2012 at 9.5% worldwide.

Within the European Union, growth has been accelerated by the regulation of online gaming (e.g. Italy and France), the further spread of broadband internet connections, the general increase in bandwidth, the increasing affinity with the internet, and the constant further development of product portfolios and product depth, as well as in the scope of services, e.g. in online payment and customer support. The extent to which the forecasted growth in gross gaming revenues will also translate into growth in net gaming revenues, will primarily depend on the tax burden, which varies considerably from country to country, and on the intensity of competition, which has an influence on customer loyalty-related expenses. In addition, overall profitability is also influenced by the means and scope of regulatory requirements, which may bring additional expenses in almost all ar-

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eas.

Scenarios

In total, bwin and PartyGaming developed three scenarios, which should reasonably convey the uncertainties in the future regulation of the online gaming market. These are

–	the overwhelmingly probable case of regulation with positive effects;
–	the (not quite overwhelmingly) probable case of a regulation with negative effects; and
–	the unlikely case of the continuation of the status quo.

In the definition of the scenarios the following considerations, in particular, were decisive:

In the view of bwin, the most significant factor of uncertainty in relation to bwin’s and PartyGaming’s business model in the next number of years is the future regulation of online gaming within the European Union, in particular regarding the time, means and scope, as well as its effects. Here it is not only the level of tax burden that is important, but also the products and means of distribution that will be permitted and other provisions that may provide for national branch establishment, local IT infrastructure or special duties of reporting and auditing.

Based on the heightened significance of the internal market for bwin and PartyGaming (see Section 3.1.1 bwin Interactive Entertainment AG and 3.1.2 PartyGaming Plc), the regulatory scenarios were limited to the regulatory situation within the European Union.

In the light of recent developments, the Executive Board of bwin is of the view that the regulation of further major markets for bwin and PartyGaming within the European Union is overwhelmingly probable. Here not only does the supremacy of European law over national law or peer pressure among the countries of the EU play a role, but also the very limited possibility of effectively prohibiting online gaming. However, it cannot be ruled out that the status quo remains as it is for the foreseeable future, after all this is the case despite all the advancement of the past ten years or more. However, in the view of the Executive Board, in the light of the current advancing regulation of the online gaming market, this is

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unlikely.

For the following reasons it is to be assumed that further regulation with positive effects (scenario 1) is overwhelmingly probable and regulation with negative effects (scenario 2) is merely probable:

The aims typically pursued by regulation are, on the one hand, the improvement of gambler protection through channelling, but also the monetisation of a fiscal contribution to the state and special beneficiaries (e.g. sports associations), on the other. A higher tax burden would have to be passed on to the gambler at least in part, so that their straying to the unregulated grey market would be likely. Both the protection of gamblers and the fiscal contribution would be negatively affected thereby. The same result would be caused by excessive bureaucracy, e.g. in the registration of new customers. Rigid limitations on advertisement would be similarly detrimental, since many gamblers would no longer be reached. In addition, a high tax burden may lead to an oligopoly, since smaller and medium-sized suppliers would not be able to survive, so that fair competition for the remaining customers of the licensed suppliers could not be provided. In spite of all these grounds it cannot be ruled out that, it was not to be ruled out that further regulation with a high tax burden, excessive bureaucracy and additional expenses could nevertheless result for bwin and PartyGaming, as ultimately shown by the example of France. However, the example in Italy served as an indication that liberalisation can have positive effects not only for the gambler and the state, but also for the market; according to H2GC; in relation to the gross gaming revenues in the years 2007 to 2010 (expected), the online gaming market in Italy should have grown by a total of 50.2% CAGR per annum, whereby this growth overwhelmingly originates from regulated forms of gaming.

Hence, in the search for reference points for planning assumptions for a case of regulation with positive effects, the success model of Italy was selected as a staring point, while for the case of regulation with negative effects, the current model of France was chosen.

The markets within the European Union that are relevant for bwin are Germany, Greece, Italy, France and Spain. For PartyGaming, the United Kingdom and the Netherlands are to be added.

In developing the scenarios, the future time frame was split up into two phases:

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For the years 2011 and 2012 integrated finance models were developed on a monthly basis, which covered a planned profit and loss account, a planned balance sheet and a planned cash flow account. For the year 2013 this was planned on an annual basis, with adjustments for expiring effects in relation to tax, staff options and write-downs and for the net working capital and then used as a basis for the determination of the final value. The typical planning period for medium-term planning of three years was achieved thereby. In addition, bwin planned for the year 2014 on an annual basis.

The basis for the planning for the year 2011 was the internal company budget for the year 2011 in its relevant form at the time the valuation was carried out.

In the case of bwin, the finance model was drafted on the basis of the audited interim consolidated financial statements as of 30 September 2010; in PartyGaming’s case on the basis of unaudited interim financial statements as of 30 June 2010.

The planning for each group was carried out by applying their current respective accounting standards, which are disclosed and described in detail in their most recently published consolidated financial statements.

Cost of equity capital

In the net approach, the net flows to equity are capitalised at cost of equity capital for the indebted undertaking. Personal income taxes were not taken into account in accordance with paragraph 107 of the Expert Opinion.

The planning and/or requirements regarding debt capital in the financial planning generally results in changes to the capital structure in the detailed planning period from period to period. The resulting changes to the capital structure risk generally requires a period-specific adjustment of the cost of equity capital. In the case of only insignificant changes to the capital structure over time, a period-specific adjustment of the cost of equity capital need not be made.

bwin shows no interest-bearing debt capital in its consolidated interim balance sheet as of 30 September 2010 or in its budgeted balance sheet. ParyGaming shows an interest-bearing loan of approximately GBP 34.7 million, which due to its low amount, relative to the market value of the equity capital, is insignificant

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for the determination of the cost of equity capital. Therefore, a period-specific adjustment of the cost of equity capital is not required for the valuation of bwin or PartyGaming and constant cost of equity capital can be assumed for all valuation periods of both, bwin and PartyGaming.

The cost of equity capital was separately determined for bwin and PartyGaming in accordance with the capital asset pricing model (CAPM), which is recognised in economic literature and international valuation practice, and is calculated in accordance with the following formula:

Cost of equity capital = z + β*r

z	Base rate of a risk-free capital market investment with equivalent maturity

In accordance with the recommendation of the Kammer der Wirtschaftstreuhänder (Austrian Chamber of Chartered Accountants Chartered Accountants, Tax Advisors and Licensed Bookkeepers), the base rate was determined on the basis of the interest yield curve according to Svensson and the parameters of Deutsche Bundesbank as of 16 December 2010 for a term of 30 years. The resulting base rate was 3.58%.

r	Market risk premium

The assumed market risk premium for Austria and other countries with a prime rating was 4.75% in accordance with the recommendation of the Kammer der Wirtschaftstreuhänder. As bwin and PartyGaming also achieve net gaming income in countries with a lower rating, specific market risk premiums were determined for such countries, which were then included in the relevant market risk premiums for bwin and PartyGaming, weighted according to their shares in net gaming income. Due to their different geographical focuses, the resulting value for bwin was 5.71% and for PartyGaming was 5.58%.

β	Beta factor

The beta factor was determined on the basis of historical prices of the shares in bwin and PartyGaming and was 0.9 for both undertakings.

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Thus a value of 8.72% resulted for the equity capital costs of bwin and for the equity capital costs of PartyGaming, a value of 8.61% resulted.

Growth discounts

For the determination of the final value reflecting the sustainable results after 2013, the cost of equity capital had to be reduced by a growth discount. This growth discount took in to account the possible growth of the undertakings beyond the specific planning period. In this context, inflation rates had to be considered among other factors.

Growth discounts were estimated separately for all three scenarios.

In the scenario of a regulation with positive effects (Scenario 1) it had to be expected that a period of strong short-term growth after the distribution of market shares would be followed by a period of long-term saturation, which would probably only be overcome through further product innovation or a fundamental change of customer behaviour. Therefore, a growth discount of 2.0% was assumed.

In the scenario of a regulation with negative effects (Scenario 2), it had to be expected that no significant further growth should occur after a restructuring period. Therefore, a growth discount of 0.0% was assumed.

In the scenario of a continuing status quo (Scenario 3), only marginal market growth had to be expected. In view of continuing uncertainties, in particular major investments in innovation projects were unlikely that could promote further growth. A growth discount of 1.0% was assumed.

3.7.4	Result of valuation

The equity capital values determined for bwin and PartyGaming were analysed for their sensitivity to changes of the growth discounts and cost of equity capital. The executive board of bwin expressly notes that synergies and transaction costs were not taken into consideration in this calculation.

The valuation resulted in the following range of market values of equity capital for bwin:

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Market value of equity capital	EUR 786.7 million to EUR 844.14 million

or, based on a number of 35,912,465 bwin shares in issue as of 03 December 2010, a

Market value per bwin share	EUR 21.92 to EUR 23.52

These results also provide the range for the cash compensation offer to bwin shareholders.

The valuation resulted in the following range for the market value of equity capital of PartyGaming:

Market value of equity capital	EUR 710.5 million to EUR 763.4 million

or, based on a number of 408,964,391 PartyGaming shares in issue as of 30 November 2010, a

Market value per PartyGaming share	EUR 1.74 to EUR 1.87

This resulted in a range for the exchange ratio of between 11.74 and 13.54 PartyGaming shares per bwin share.

3.7.5	Plausibilisation of valuation

-	Plausibilisation on the basis of average prices / stock exchange price

Exchange ratio

The exchange ratio was substantiated through a comparison of average prices during the last month and during the periods of the last three and six months before 29 July 2010 (publication date of the proposed merger). This was based on both, unweighted average prices and trading volume-weighted average prices (VWAP). A conversion of Pound Sterling to Euro was made on a daily basis.

	1 m	3 m	6 m

According to VWAP	12.63	11.83	12.27

According to simple average	12.46	11.95	12.26

Table: Hypothetical exchange ratio relating to periods before 29 July 2010

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Thus, the range for the exchange ratio resulting from the net method covers the historical range of average prices, and the exchange ratio on the basis of the one-month VWAP will be in the middle.

Cash compensation offer

For a plausibilisation of the cash compensation offer, the value of synergies less transaction costs must be initially estimated, which is already included in the price of bwin shares. For this purpose, the contribution to results of the synergies already described in section 3.2 Main reasons for the Merger after taxes and transaction costs (“Net Synergies”) were capitalised with the average of the cost of equity capital of bwin and PartyGaming and the hypothetical share attributable to bwin (51.64%) was determined. Under the assumption that a portion of 75% to 100% of the Net Synergies attributable to bwin are already priced-in, the resulting amount is EUR 5.86 to EUR 7.81 per bwin share. The increase in the stock market price of bwin shares by EUR 6.37, observed on 29 July 2010 (date of the announcement of the planned Merger), which may count as being indicative of the market value of Net Synergies, lies within this range. The deduction of these Net Synergies from the bwin closing price of EUR 30.73 on 17 December 2010 results in a range of between EUR 22.93 and EUR 24.88, within which range the offer of cash compensation lies.

–	Additional plausibilisation

In addition to average prices, the results were also substantiated on the basis of so-called multipliers of peer group companies, in particular the “enterprise value” to EBITDA multipliers (“EV/EBITDA”) and price to annual surplus multipliers (“P/E”), which are common multipliers in the online gaming industry. Finally, the results were compared to those of comparable recent transactions. No figures will be included here because this would allow a profit forecast to be made for bwin and PartyGaming for 2010 and 2010.

3.7.6	Determination of exchange ratio and cash compensation offer

Therefore, the executive board of bwin believes that the exchange ratio of 12.23 shares in bwin.party for each share in bwin is adequate, which was notified

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on 29 July 2010.

The executive board of bwin has further determined that the cash compensation offer at the top end of the market value per bwin share at EUR 23.52 is adequate and will be fixed at this amount.

In this context, the executive board notes again that bwin shareholders may sell their shares on Vienna Stock Exchange or acquire further bwin shares at any time before and after the extraordinary general meeting until three trading days (see section Information on stock exchange trading) before the date the merger becomes legally effective. Thus, bwin shareholders may choose between a share exchange, a sale of their shares on the stock exchange after the general meeting or a cash compensation for their bwin shares. Each bwin shareholder, in its free discretion, may sell its bwin shares after the general meeting or sell its newly obtained bwin.party shares on the stock exchange immediately after the execution of the share exchange and thus obtain proceeds which may significantly exceed the cash compensation offer. PartyGaming shareholders are not entitled to receive a cash compensation.

3.7.7	Judicial review of exchange ratio and cash compensation

Proceedings to review exchange ratio

An avoidance of the merger resolution of bwin’s general meeting for defects in the determination of the exchange ratio is excluded pursuant to Section 12 of the Austrian EU Mergers Act (EU-VerschG) in conjunction with Section 225b of the Austrian Stock Corporation Act (AktG) if all involved companies having their registered offices in other Member States which do not provide for proceedings to review the exchange ratio which oppose a registration of the merger (which is the case in Gibraltar) expressly accept in the general meeting approving the merger plan that the shareholders of a transferring company having its registered office in Austria may initiate proceedings against a company being established as a result of the merger and having its registered office in another Member State, in accordance with the provisions applicable to stock corporations regarding a review of the exchange ratio pursuant to Sections 225c et seqq. of the Austrian Stock Corporation Act (AktG) before the competent court at the registered office of the transferring company which exercises jurisdiction in commercial matters.

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PartyGaming intends, in accordance with Section 12(1)(2) of the Austrian EU Mergers Act (EU-VerschG), to expressly accept upon approval of the merger plan by the general meeting that the shareholders of bwin may initiate review proceedings regarding the exchange ratio pursuant to Sections 225c et seqq. of the Austrian Stock Corporation Act (AktG) before the Commercial Court of Vienna.

Provided that PartyGaming has issued a relevant declaration of subjection (Unterwerfungserklärung), such shareholders are entitled to apply for a review of the exchange ratio which have declared to the company, either for record in the general meeting or within a period of one month after the merger resolution, that they intend to apply for a review of the exchange ratio and which meet the requirements of Section 225c(3) of the Austrian Stock Corporation Act (AktG). The legality certificate (Rechtmäßigkeitsbescheinigung) to be issued by the Austrian Registration Court pursuant to Section 14(3) of the Austrian EU Mergers Act (EU-VerschG) must contain a note whether and, if so, by which shareholder such declaration was issued.

•	Judicial review of cash compensation

An avoidance of bwin’s merger resolution cannot be based on the offer of a cash compensation not being adequate or the information on the cash compensation offer contained in the merger plan, the merger reports, the audit reports or the reports of the supervisory boards not being in accordance with statutory provisions.

bwin shareholders which have declared their objection against the merger resolution for record in bwin’s general meeting may apply before court within a period of one month after the merger resolution was adopted for a review of the cash compensation and the determination of a higher cash compensation. The court must announce such application in the bulletins of the company. Shareholders which (i) have been shareholders of bwin from the time bwin’s general meeting adopted the resolution until such application was filed, and (ii) have not waived additional payments or additional shares, may file own applications within a period of another month after such announcement. A note that applications by other shareholders after expiry of this period shall not be permitted must be contained in the announcement. Otherwise, Sec-

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tions 225d to 225m, except for Section 225e(2) first sentence and (3) and Section 225j(2) of the Austrian Stock Corporation Act (AktG) shall apply accordingly to the proceedings for judicial review.

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3.8	Information on depositary interests; description of share exchange and settlement of fractions; information on stock exchange trading

3.8.1	Information on depositary interests (DIs)

CREST is the settlement system used by London Stock Exchange to settle share trades allowing shares to be transferred without the need to use share certificates or written instruments, and at the same time the custody agency for uncertificated shares in the United Kingdom. Shares issued by a company not registered in the United Kingdom (which is the case for PartyGaming shares) cannot be held or transferred (bought or sold) through the CREST system. In contrast thereto, depositary interests (DIs), i.e. securities under English law certificating rights to shares of a non-UK issuer, can be held and transferred through the CREST system. As the holders of DIs are not the legal owners of the shares certificated thereby, they are not able to directly enforce or exercise rights in the same manner as the holders of registered shares. However, holders of DIs have a right to surrender of the shares and are entitled to instruct the issuer of the relevant DIs on the exercise of the rights attaching to the shares (see also section Terms of the exercise of rights of control, rights of the minority and provisions of the articles of association regarding the licensing procedure under gaming law).

	–	Existing depositary interest arrangement relating to PartyGaming shares

In order to allow for the settlement and trading of PartyGaming shares on the CREST system and, thus, London Stock Exchange, PartyGaming has entered into depositary interest arrangements with Capita IRG Trustees Limited. These arrangements provide for the PartyGaming shares being held in trust by Capita IRG Trustees Limited for such PartyGaming shareholders which hold or want to trade their PartyGaming shares on the CREST system. In turn, Capita IRG Trustees Limited issues DIs which are tradeable on the CREST system, on particular conditions (the “DI Conditions”) to each PartyGaming shareholder whose PartyGaming shares it holds in trust. Each DI represents the rights of a PartyGaming share. Pursuant to the DI Conditions, Capita IRG Trustees Limited is obliged to surrender to the holders of the DIs all payments of money it receives as the holder of PartyGaming shares held in trust and to allow the holders of DIs to exercise all shareholder rights (as regards the possibility to exercise absolute rights, see section 3.4.3 Terms of the exercise of

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rights of control, rights of the minority and provisions of the articles of association regarding the licensing procedure under gaming law.

The DIs have the same International Securities Identification Number (ISIN) as the underlying PartyGaming shares and need not be specifically designated on the Official List.

Irrespective of the possibility to trade the DIs on London Stock Exchange through the CREST system, PartyGaming shareholders are entitled at any time to request through their custodian bank the deregistration of the DIs from the CREST system and the physical delivery of their PartyGaming shares.

–	Depositary interest arrangements relating to bwin.party shares

The aforementioned depositary interest arrangements will also apply to the bwin.party shares to be newly issued, so that bwin shareholders will be able, after the merger has become legally effective, to trade their newly acquired bwin.party shares through the CREST system on the basis of the DIs representing such shares. Immediately after their issue, the new bwin.party shares will be issued in certificated form to Capita IRG Trustees Limited or a custodian appointed by Capita IRG Trustees Limited holding the bwin.party shares in trust for the existing bwin shareholders. Thereafter, Capita IRG Trustees Limited will create for each newly issued bwin.party share a DI which is tradeable through CREST (as regards the relevant procedure, see section 3.8.2 Procedure of share exchange and settlement of fractions). After admission of the underlying bwin.party shares, the DIs may be held and traded on the CREST system.

Although the company’s shareholder register will designate Capita IRG Trustees Limited or, as the case may be, the custodian as the legal owner of the bwin.party shares, the beneficial ownership of the bwin.party shares will remain with the holders of the relevant DIs, which benefit from all rights attaching to the bwin.party shares.

–	DI terms and conditions

The DI terms and conditions are available for inspection in the English language and a certified German translation in the offices of Brandl & Talos

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Rechtsanwälte GmbH, Mariahilfer Strasse 116, 1070 Vienna, Austria. Furthermore, a copy of the DI terms and conditions will immediately upon written request be sent, without charge, to each shareholder of bwin or bwin.party.

–	Stamp duty reserve tax

No stamp duty reserve tax accrues in connection with the issue of bwin.party shares or DIs. No stamp duty reserve tax should accrue on the trading of DIs on the CREST system where (i) no share register of the company is maintained in the United Kingdom and (ii) the central management and control of the company is not exercised in the United Kingdom. It is not currently planned to maintain a share register for bwin.party in the United Kingdom or to exercise the central management and control of bwin.party in the United Kingdom.

3.8.2	Procedure of share exchange and settlement of fractions

When the merger has taken legal effect, bwin and all membership rights in this company will cease to exist. The shareholders of bwin which have not exercised their right to cash compensation (see section 3.6 Legal information on cash compensation; payment of cash compensation) will, by virtue of law and in accordance with the exchange ratio determined in the merger plan (see section 3.6

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Information on exchange ratio) become shareholders of bwin.party. The issue of up to 450,000,000 new bwin.party shares in connection with the merger takes place at the time the merger becomes legally effective, using the increase in authorised share capital to 1,500,000,000 bwin.party shares; up to 439,209,325 bwin.party shares will be available to bwin shareholders.

The exchange of bwin shares for bwin.party shares takes place as described below; the shareholders of bwin are under no obligation to take any active steps in connection with the share exchange. The exchange of shares is free of any charge for bwin shareholders which are entitled to have their shares exchanged.

•	Technical implementation of the share exchange

	o	At least twelve trading days before merger becomes legally effective:

		o	announcement of the date the merger becomes legally effective;

		o	publication of the date of legal effectiveness by way of an ad-hoc announcement by bwin;

		o	relevant custodian bank informs bwin shareholders by letter of the date the merger becomes legally effective.

	–	Four trading days before merger becomes legally effective:

		o	Trading of bwin shares is suspended at the end of the fourth trading day before the date of legal effectiveness;

		o	open orders in bwin shares are executed.

	–	Date merger becomes legally effective:

o

Each person holding one or more bwin shares at the time the merger becomes legally effective and not exercising its right to cash compensation, is entitled to 12.23 new GBP denominated bwin.party shares;

		o	bwin.party, after an increase of its authorised share capital, issues up to 450,000,000 bwin.party shares to Capita IRG Trustees Limited;

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•

Immediately after obtaining the new bwin.party shares, Capita IRG Trustees Limited issues a depositary interest (DI) in respect of each bwin.party share, which is tradeable on the CREST system and represents such bwin.party share (see section 3.8.1 Information on depositary interests (DIs)), and makes the necessary preparations to transfer them to the CREST account of OeKB.

–	First trading day after merger has become legally effective:

	•	admission of the new bwin.party shares to trading on London Stock Exchange;

	•	transfer of DIs to the relevant securities accounts of the (former) bwin shareholders which are entitled to have their shares exchanged against deregistration of the bwin shares;

	•	cancellation of bwin shares;

	•	tradeability of DIs on London Stock Exchange through the CREST system.

•	Settlement of fractions

Due to the exchange ratio of 12.23 bwin.party shares for each bwin share, shareholders holding a number of bwin shares on their account which grants them an entitlement to acquire a not integral number of bwin.party shares will obtain proportionate entitlements to a bwin.party share (share fractions). Share fractions may not be traded on the stock exchange and do not entitle their holders to membership rights.

Share fractions arising to custodian banks will be collectively notified and transferred by them within a period of ten trading days from the date the merger becomes legally effective to Erste Group Bank AG, as trustee of the relevant shareholders, through the clearing system of OeKB for realisation in the interests of the shareholders. The (whole) bwin.party shares relating to such share fractions will be sold at their market price by Erste Group Bank AG on London Stock Exchange on the trading day following the end of the notification period. Thereafter, the sales proceeds are credited to the (former) bwin shareholders as soon as possible (and in each case within a period of three trading days) in accordance with the share fractions relating to them (see section 3.3.2 Main steps to the Merger).

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The share fractions are realised free of any charges to the bwin shareholders which are entitled to have their shares exchanged.

3.8.3	Information on stock exchange trading

The shares of bwin (ISIN: AT0000767553) are admitted to official trading on Vienna Stock Exchange, are traded on the Prime Market and are listed in ATX.

Upon legal effectiveness of the merger, bwin will cease to exist and the listing of bwin shares on Vienna Stock Exchange will be discontinued. Due to the applicable regulations on share deliveries on Vienna Stock Exchange and the consequential delay of the settlement of trades by three trading days, the bwin share will no longer be tradeable at the end of the fourth trading day before the effective date of the merger. The effective date of the merger and the date trading in bwin shares is discontinued will be notified at least twelve trading days before the implementation of the merger (see section 3.8.2 Procedure of share exchange and settlement of fractions).

The DIs will be credited to the securities accounts of the (former) bwin shareholders entitled to have their shares exchanged on the first trading day after the merger has become legally effective and, thereafter, be tradeable on London Stock Exchange.

Once a bwin shareholder exercises its right to cash compensation, either simultaneously with the objection for record in the general meeting or by way of a written statement of acceptance to bwin within a period of one month after the merger resolution (time of receipt of the statement by bwin), the relevant bwin shares will obtain an own International Securities Identification Number (ISIN). Thereafter, the shares so designated are no longer tradeable on the stock exchange (see section 3.6.2 Payment of cash compensation).

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3.9

Special rights and proposed measures pursuant to Sections 5(2)(7) of the Austrian EU Mergers Act (EU-VerschG), 226(3) of the Austrian Stock Corporation Act (AktG) in conjunction with Section 3(2) EU-VerschG and Regulation 7(2)(g) of the CBM Regulations 2010

3.9.1	Rights of existing major shareholders of bwin and PartyGaming

Certain core shareholders of PartyGaming and bwin, subject to the consent of the general meeting of PartyGaming resolving on the merger, will have certain special rights.

These shareholders on the side of PartyGaming include the following:

•	Emerald Bay Limited, 57/63 Line Wall Road, Gibraltar, registered with the Registrar of Companies in Gibraltar under number 99679;

•	Stinson Ridge Limited, 57/63 Line Wall Road, Gibraltar, registered with the Registrar of Companies in Gibraltar under number 99680;

•	Ruth Monicka Parasol DeLeon, 57/63 Line Wall Road, Gibraltar (one of the founders of PartyGaming and owner of Emerald Bay Limited); and

•	James Russell DeLeon, 57/63 Line Wall Road, Gibraltar (one of the founders of PartyGaming and owner of Stinson Ridge Limited).

On the side of bwin, these shareholders include the following:

•

New Media and Gaming Holding Limited, Valley Towers, No 3, Valley Road, B’Kara, BKR 9022m, Malta, registered in the commercial register of Malta under number C44503 (a company owned by Mag. Norbert Teufelberger and Manfred Bodner); and

•

Androsch Privatstiftung, Franz-Josefs-Kai 5, 1010 Vienna, Austria, registered in the commercial register under number FN 183415 d (a private foundation established by, among others, Dr. Hannes Androsch, chairman of the supervisory board of bwin).

Each of the major shareholders of PartyGaming and bwin is entitled to nominate one person as director to the board of directors of bwin.party and to demand the removal of its nominated director; this nomination right is transferrable under certain conditions. Furthermore, certain information rights have been agreed upon in favour of major shareholders.

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In addition, under contractual agreements with PartyGaming (Regulatory Process Agreement) the major shareholders of PartyGaming are subject to a number of obligations (including the obligation to sell their shares to bwin.party when certain conditions are met) in connection with certain future licensing proceedings under gaming law (such agreements have yet to be approved by the general meeting of PartyGaming). Compliance with these obligations may only be required from bwin.party if the company provides relevant information to the major shareholders of PartyGaming in advance, has observed a precisely determined procedure and has refunded certain costs to the major shareholders of PartyGaming.

These special rights and obligations are described in detail in the merger plan.

3.9.2	Measures regarding option holders

bwin currently has an employee stock option plan and, in addition to this plan, has entered into individual arrangements under which performance-related options to bwin shares were granted to members of the executive board and the supervisory board of bwin and other persons. Options not exercised before the effectiveness of the merger will be converted into equivalent options to bwin.party shares on conditions which reflect the exchange ratio applicable to all bwin shareholders entitled to have their shares exchanged and reflect the other economic conditions of the options granted by bwin. In order to meet the underlying conditions of these options, bwin.party will resolve an option rollover plan. This option rollover plan is subject to the condition that the merger becomes legally effective. Thereby, bwin and PartyGaming take into account existing entitlements to options backed by bwin with conditional or authorised share capital by granting economically equivalent rights.

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3.10	Consequences of the merger for employees of involved companies

3.10.1	Consequences of the merger for employees of bwin

In the course of the spin-off, which will become legally effective before the merger, the entire operating business of bwin will be spun off to bwin Services AG. As a consequence of the spin-off, all employments with bwin (except for those of Mr. Manfred Bodner and Mag. Norbert Teufelberger) will be transferred to bwin Services AG, which accepts such transfer, by way of universal succession together with the operating business to which the employees are attributed. The rights and obligations arising from such employments will continue to exist in relation to the acquiring bwin Services AG after the spin-off has become effective. Any claims under employment contracts, as well as mere expectancies, will continue to exist and are to be met by the acquiring bwin Services AG. Periods of service performed with transferring company bwin are deemed to have been performed with acquiring bwin Services AG.

Therefore, the current employees of bwin (except for executive board members Manfred Bodner and Mag. Norbert Teufelberger) will obtain a new employer, also being an Austrian stock corporation (Aktiengesellschaft) having its registered office in Vienna, before implementation of the merger with bwin Services AG. As a consequence, the merger – following the spin-off – will not have any effects on the employees of bwin (at the time of the merger employees of bwin Services AG) or their claims under the law of obligations.

It is proposed that Mag. Norbert Teufelberger will become Co-Chief Executive Officer and Manfred Bodner will become Non-Executive Director and Chairman of the Integration Committee of bwin.party. Therefore, PartyGaming will enter into a service agreement with Mag. Norbert Teufelberger and a letter of appointment with Manfred Bodner, each of which becomes effective upon legal effectiveness of the merger.

3.10.2	Expected total effects of the merger on employees of the newly created bwin.party group

Overall, as a result of the size and competitiveness of bwin.party, which is created through the merger, the bwin.party group will be able to offer attractive prospects to its employees. It is expected that, as a result of the advantages provided by the

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merger (see section ) and the consequential market position of bwin.party, the overall number of employees will be increasing over time in case of a positive economic performance.

Irrespective of the planned merger of bwin and PartyGaming, the executive board of bwin has resolved specific measures to increase bwin group’s productivity. Among others, these measures provide for the relocation of a number of technical development positions to India and will continue to be implemented for bwin.party also after the merger has been implemented. In addition, the merger will allow for opportunities to achieve increases in cost efficiency; these are a material benefit of the proposed transaction (see also section Main reasons for the Merger). Certain synergy effects, which would result from the merger, can only be realised if operational restructuring measures are implemented, such as the combination of the different technology platforms of bwin and PartyGaming into one platform per product segment (sports bets, poker, casino and games as well as bingo). Such a combination will most likely result in a reduction of the number of employees in the relevant software development teams who are responsible for the development and operation of gaming software and the technological platforms of bwin and PartyGaming.

PartyGaming and bwin expect significant cost savings through lower employment costs and the discontinuation of redundant services due to (i) the combination of individual product applications (sports bets, poker, casino and other games as well as bingo), (ii) the termination of redundant software contracts and (iii) the relocation of a number of technical development positions to more economic sites. Furthermore, bwin.party and its group companies will have significant cost-saving opportunities in the area of customer services and as a result of the discontinuation of a number of central functions and fixed costs because less employees will be necessary in the future to perform the relevant duties.

If restructuring measures will result in personnel reductions, attempts be made will in any case to avoid dismissals for operational reasons by reallocating personnel and leaving positions naturally vacated unfilled.

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3.11	Consequences of the merger for creditors of companies involved

3.11.1	Consequences of spin-off for bwin’s creditors

Upon registration of the spin-off in the commercial register (i.e. already before the merger becomes legally effective) all assets, liabilities and contractual relationships (unless they are part of the residual assets (see section Main steps to the downstream spin-off of bwin to bwin Services AG)) are transferred from bwin uno actu to the acquiring bwin Services AG; separate disposals, publications or other formalities, in particular the consent of third parties (such as creditors), are not necessary. bwin Services AG will be the new debtor of bwin’s creditors (except for executive board members and certain subsidiaries).

The creditors of bwin whose contractual relationships are transferred to bwin Services AG as a result of the spin-off will be entitled to obtain secondary security pursuant to Section 15(2) of the Austrian Spin-off Act (SpaltG) provided that they make a notification for this purpose within a period of six months after the date on which the registration in the commercial register is announced, they may not require satisfaction and the fulfilment of their claims is put in danger.

Changes to the liability fund

After the spin-off has become legally effective, bwin Services AG will be fully liable for all liabilities attributable to it under the spin-off and acquisition agreement. As a result of the spin-off, the direct liability fund will be reduced for all creditors (except for executive board members and certain subsidiaries) of bwin (then creditors of bwin Services AG) by the residual assets remaining with bwin (see section Main steps to the downstream spin-off of bwin to bwin Services AG). However, since pursuant to Section 15(1) of the Austrian Spin-off Act (SpaltG) after the spin-off also bwin (and after the merger has become legally effective, bwin.party) will be liable to the (former) bwin creditors (then creditors of bwin Services AG) – in respect of the liabilities of bwin created until the registration of the spin-off, including liabilities from a subsequent improper performance or from a subsequent reversal – up to the amount of net assets attributed to it for the purposes of the spin-off (spin-off liability), the total liability fund for existing bwin creditors will remain unchanged.

3.11.2	Consequences of the merger for bwin’s creditors

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Since as a result of the prior spin-off all current creditors of bwin (except for executive board members and certain subsidiaries) already are creditors of bwin Services AG at the time the merger becomes effective, the cross-border merger does not generally affect the creditors. The liability fund of bwin will be reduced by the assets transferred in the course of the spin-off (see section Main steps to the downstream spin-off of bwin to bwin Services AG), provided that the spin-off liability pursuant to Section 15(1) of the Austrian Spin-off Act (SpaltG) will be applied also in this case.

3.11.3	Consequences of the merger for the creditors of PartyGaming

As bwin being a financially strong and liquid company with a positive market value (on the effective date of the merger and on the date the joint merger plan is adopted) (see section 3.3 (Path to the Merger and 3.5 Description of merger plan) will be transferred in the course of the merger by way of universal succession to PartyGaming, no negative consequences are to be expected for the creditors or PartyGaming as a result of the merger.

3.11.4	Description of creditor protection under merger law

Pursuant to § 13 of the Austrian EU Mergers Act (EU-VerschG), security is to be provided to creditors of a company transferring its assets to another company established by the merger which has its registered office in another Member State if they, within a period of 2 months after the date on which the merger plan was announced, make a written notification for this purpose, in respect of any claims arising until such date to the extent they may not demand satisfaction. However, the creditors are generally only entitled thereto if they furnish prima facie evidence that the satisfaction of their claims is put in danger as a result of the merger. No such prima facie evidence is required if the sum of net capital and undistributable reserves of the company established by the merger as it exists after registration of the merger is less than the sum of nominal capital and undistributable reserves of the transferring company.

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Creditors which in the event of bankruptcy have a right to preferential satisfaction out of cover funds established pursuant to statutory provisions for their protection and which are subject to official supervision, have no such right to demand the provision of security.

The legality certificate (Rechtmäßigkeitsbescheinigung) pursuant to Section 14(3) of the Austrian EU Mergers Act (EU-VerschG), which is a precondition for the legally effective implementation of the merger, may not be issued before appropriate security has been provided to all creditors entitled thereto in accordance with the above.

The merger plan is expected to be announced on 22 December 2010 (see Section 3.3.2d) Provision of information, resolutions and registration of the Cross-Border Merger). In this case, creditors requiring the provision of security must notify bwin in writing for this purpose by 22 February 2011 (receipt of notice by bwin). bwin will (voluntarily) take such measures as are planned for the occurrence of a capital reducing effect. In particular, known creditors of bwin will be directly notified (Section 8(2)(3) of the Austrian EU Mergers Act (EU-VerschG)) and security will be provided to creditors so requiring, irrespective of the furnishing of prima facie evidence of a danger (Section 13 EU-VerschG) (as regards the (non) existence of a capital-reducing effect, see section (No) capital-reducing effect). The executive board of bwin, when applying for the registration of the proposed merger in the commercial register, will furnish evidence to the commercial register pursuant to Section 14(1)(9) EU-VerschG that security has been provided to creditors to the extent that creditors made a notification for this purpose.

The subordinate creditor protection pursuant to Section 226 of the Austrian Stock Corporation Act (AktG) remains unaffected thereby. This regulation provides that security is to be provided to creditors of the involved Austrian companies if they make a notification for this purpose within a period of six months after publication of the registration of the merger, to the extent they may not demand satisfaction; however, the creditors are only entitled to this right if they furnish prima facie evidence that the merger puts the fulfilment of their claims in danger.

Pursuant to Regulation 11 of the CBM Regulations 2010, the Supreme Court of Gibraltar, at the request of PartyGaming, a PartyGaming shareholder or a creditor of PartyGaming, may convene a creditors’ meeting. If such a creditor’s meeting is convened, the cross-border merger must be approved by at least a simple majority of the

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present (in person or by proxy) creditors in such meeting which in total hold at least 75% of the claims represented in the general meeting. However, the creditors of PartyGaming are not entitled to demand that security is provided to them.

3.11.5	Enforcement of monetary claims under the law of Gibraltar

The following section provides a rough – and in no way comprehensive – summary on the enforcement of monetary claims under the laws of Gibraltar. Further information may be obtained from bwin (by mail: bwin Interactive Entertainment AG, Attn.: Mag. Philipp Brauneder, Investor Relations, Börsegasse 11, 1010 Vienna; by fax: +43 (0)50 858 16; or by e-mail: investorrelations@bwin.org).

If a creditor seeks to enforce a monetary claim of more than 5,000 Gibraltar Pounds against a Gibraltarian company, such creditor must file a claim form with the Supreme Court of Gibraltar describing the claim and the claimed amount. Thereafter, the relevant creditor is obliged to deliver such claim form to the debtor within a period of four months. Furthermore, a detailed description of the purported claims (particulars of claim) is to be delivered to the debtor; this may be made either simultaneously with the claim form or within a period of 14 days after its delivery. After receipt of the particulars of claim, the debtor has 14 days to notify the court of the delivery. The debtor must file a defence against the purported claim within a period of 28 days after receipt of the particulars of claim. Thereafter, the court sends an allocation questionnaire to the parties involved requesting details, e.g. regarding the number of witnesses, the expected hearing time and costs. The questionnaire is to be returned by the parties involved within the period requested by the court, provided that the creditor is entitled to submit a reply to the debtor’s defence together with the questionnaire. After receipt of the questionnaires, the court invites to a case management conference, clarifying details of the pending proceedings (e.g. regarding the disclosure of documents and the number of witness reports).

Enforcement of foreign judgements

With the Civil Jurisidiction and Judgements Act 1993 Gibraltar has provided further regulation relating to Regulation (EC) 44/2001 (Council Regulation of 22 December 2000 on jurisdiction and the recognition and enforcement of judgement in civil and commercial matters). In accordance therewith, court judgements in the last instance of a state falling into the area of application of Regulation (EC) 44/2001 and/or the EEX Convention are treated as judgements of a Gibraltarian court. In contrast, court

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judgements of states not falling into the area of application of Regulation (EC) 44/2001 or the EEX Convention are not recognised in Gibraltar.

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3.12	Information on the amount of nominal share capital and undistributable reserves of involved companies bwin had a share capital of EUR 36,000,988.00 and undistributable reserves of EUR 189,747,834.97 in total (consisting of capital reserves of EUR 134,092,655.87 and option reserves of EUR 55,655,179.10) on 30 September 2010.

As shown in the balance sheet of PartyGaming as of 30 September 2010, which was prepared in US dollar, PartyGaming had a share capital of USD 104,188 and a share premium of USD 70,515,095 on 30 September 2010; the balance sheet item of the share premium is distributable only by way of a capital reduction and, therefore, comparable only to undistributable reserves under Austrian law (see auch Abschnitt (No) capital-reducing effect).

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4.	TAX CONSEQUENCES

The following sections describe the significant tax consequences of the merger under Austrian and Gibraltarian earnings, value-added and transaction tax laws for bwin and bwin’s shareholders. The tax consequences of the merger in other jurisdictions are not considered.

Please note that not all details of taxation can be addressed herein. Therefore, shareholders should obtain own tax advise regarding their individual tax consequences of the merger taking into consideration their own personal situation. This goes in particular for shareholders which are subject only to a limited tax liability in Austria or, in addition to their tax liability in Austria, are subject to taxation in another jurisdiction.

4.1	Consequences for involved companies

4.1.1	Consequences for bwin

bwin will cease to be a legal entity for corporate income tax purposes at the time the merger becomes legally effective at the end of the merger date on 30 September 2010. The last relevant business year of bwin for tax purposes ends at the end of the merger date. According to the interpretation confirmed by the competent tax office Wien 1/23 by letter dated 27 October 2010, the merger of bwin with PartyGaming is subject to Article I of the Austrian Transformation Tax Act (UmgrStG). Article I UmgrStG applies to the extent that the merger does not result in a limitation to the earnings tax jurisdiction of the Austrian Republic as regard the transferred assets. As a result of the spin-off of the business operations of bwin to bwin Services AG preceding the merger, any assets, legal positions and debts subject to taxation in Austria will remain under Austrian tax jurisdiction. The residual assets of bwin after the spin-off will only comprise international intercompany participations (Schachtelbeteiligungen) within the meaning of Section 10(2) of the Austrian Corporate Tax Act (“KStG”), which are tax-neutral. The option for tax effectiveness pursuant to Section 10(3) KStG was exercised only in respect of the foreign holdings in BWIN ARGENTINA S.A., BWIN MEXICO, S.A. De C.V. and bwin (Bejing) Management and Consulting Co., Ltd. Since no appreciation in value has occurred in respect of any of these three holdings until the effective date of the merger on 30 September 2010, no hidden reserves exist in relation to these assets which could result in a partial tax liability.

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Therefore, as regards the determination of taxable income of bwin as of the effective date of the merger, taxation does not take place by way of a pro rata liquidation taxation pursuant to Section 20 KStG, but by carrying over book values pursuant to Section 2 UmgrStG. As Article I UmgrStG is fully applicable, the merger does not qualify as a taxable event for the purposes of the Austrian Value-Added Tax Act 1994 (UStG 1994). The merger is free from any charges or transaction taxes; the assets of bwin do not comprise any domestic real property.

4.1.2	Consequences for PartyGaming

No asset transfer and, thus, no taxable event occurs in PartyGaming as acquiring company. As regards the holding in bwin Services AG acquired as a result of the merger, PartyGaming is subject to a limited corporate income tax liability in Austria pursuant to Section 21(1) of the Austrian Corporate Tax Act (KStG) in conjunction with Section 98(8) of the Austrian Income Tax Act (EStG). As a double taxation treaty between the Austrian Republic and Gibraltar does not exist, Austria has an unlimited tax jurisdiction regarding these shares.

4.2	Consequences for shareholders of bwin and PartyGaming

4.2.1	Consequences for shareholders of bwin

Since according to the interpretation confirmed by the competent tax office Wien 1/23 by letter dated 27 October 2010 the merger of bwin with PartyGaming is subject to the application of Article I of the Austrian Transformation Tax Act (UmgrStG), Section 5(1) UmgrStG is applicable from an Austrian point of view to shareholders resident in the EU (including Austria) and Norway. In accordance therewith, the exchange of bwin shares for new shares in bwin.party is not deemed an exchange for tax purposes. With the new bwin.party shares, the position of shareholders regarding acquisition costs and acquisition dates of bwin shares continues unchanged for earnings tax purposes. In view of the amendments to the taxation of capital income proposed in a draft budget supplementary act (Haushaltsbegleitgesetz) 2011 -2014 and for the reasons described above, the executive board considers the share exchange as not constituting a new acquisition of securities after 31 December 2010 so that the proposed amendments would not be applicable to those shareholders of bwin which have acquired their shares before 1 January 2011. If the amount of participation falls below 1% as a result of the merger and the shares are consequently no longer considered as a participation for the purposes of Sec-

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tion 31 of the Austrian Income Tax Act (EStG) 1988, such shares shall be deemed a qualifying participation for the purposes of Section 31 EStG 1988 until the end of the tenth year after the effective date of the merger and, therefore, remain taxable (Section 5(3) UmgrStG).

Different consequences may arise for shareholders not tax resident in Austria. In this context it must be noted that, due to an exemption of PartyGaming from Gibraltarian corporate income tax until 31 December 2010, the question of a direct applicability of the Merger Taxation Directive cannot be finally answered. A direct applicability basically depends on whether or not the laws of the relevant host state consider the effective date of the merger as relevant or the date the resolutions are adopted by the general meetings of the two companies involved in the merger.

4.2.2	Consequences for shareholders of PartyGaming

The proposed cross-border merger does not qualify as a taxable disposal of PartyGaming shares under applicable Gibraltarian tax law. As regards the specific tax consequences of the merger for existing PartyGaming shareholders, the personal circumstances of shareholders must be considered; therefore, PartyGaming shareholders are advised to obtain personal tax advice.

4.3	Stamp duty reserve tax

No stamp duty reserve tax accrues in connection with the issue of bwin.party shares or DIs. No stamp duty reserve tax should accrue on the trading of DIs on the CREST system where (i) no share register of the company is maintained in the United Kingdom and (ii) the central management and control of the company is not exercised in the United Kingdom. It is not currently planned to maintain a share register for bwin.party in the United Kingdom or to exercise the central management and control of bwin.party in the United Kingdom.

Vienna, 20 December 2010

The executive board of bwin Interactive Entertainment

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Manfred Bodner	Mag. Norbert Teufelberger

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Anlage 1
Current holdings of bwin

Consolidated subsidiaries:

Company	Registered office	Holdings of bwin or a subsidiary in%

B.E.S. S.A.S. *	Paris, France	75
BILLARES OLIMPO S.L. *	Madrid, Spain	100
BWIN ARGENTINA S.A. +	Posadas, Argentina	100
bwin (Bejing) Management and Consulting Co., Ltd.	Beijing, China	100
bwin European Markets Holding S.p.A.	Milan, Italy	100
bwin Games AB	Stockholm, Sweden	100
BWIN INTERACTIVE MARKETING ESPAÑA SL	Madrid, Spain	100
bwin Interactive Marketing UK Ltd	London, U.K.	100
bwin International Limited	Gibraltar	100
bwin Italia S.r.l.	Milan, Italy	100
BWIN MEXICO, S.A. De C.V.	Mexico City	80
CQR Payment Solutions GmbH *	Vienna, Austria	100
CQR UK Payment Solutions Ltd *	London, U.K.	100
DSG Deutsche Sportwett Gesellschaft mbH	Dresden, Germany	100
bwin Services AG	Vienna, Austria	100
Gioco Digitale Italia S.r.l. *	Milan, Italy	100
Immunopharma B.V. *	Wormerveer, The Netherlands	51
INFIELD – SERVÇIOS DE CONSULTORIA E MARKETING, UNIPESSOAL LDA	Lisbon, Portugal	100
ONGAME NETWORK LIMITED	Gibraltar	100
Ongame Future AB *	Stockholm, Sweden	100
ONGAME Holding Malta Ltd *	Malta	100
ONGAME International Malta Ltd *	Malta	100
SA Online Handelsbolag *	Stockholm, Sweden	100
TC Invest AG	Vienna, Austria	100
UnitedGames B.V. *	Wormerveer, The Netherlands	51
UnitedGames Holding B.V.	Amsterdam, The Netherlands	51
Vincento Payment Solutions Limited *	London, U.K.	100
WEBSPORTS ENTERTAINMENT Marketing Services GmbH	Vienna, Austria	100
WINNERS APUESTAS, S.A.	Madrid, Spain	100

Non-consolidated companies:

Company	Registered office	Holdings of bwin or a subsidiary in %

BWIN INTERACTIVE ENTERTAINMENT SA (PTY) LTD	Caledon, South Africa	20[2]
Drachenfelssee 421. V V GmbH	Bonn, Germany	100
LEKKER BETTING AND GAMING (PTY)	Caledon, South Africa	90

[2] On the basis of existing agreements, bwin Interactive Entertainment AG substantially controls 100% of the shares in BWIN INTERACTIVE ENTERTAINMENT SA (PTY) LTD.

- 108 -	1. Dezember 2010

Company	Registered office	Holdings of bwin or a subsidiary in %

LTD *
Pegasus Pferdewetten GmbH *	Munich, Germany	100
Southern Gem Ltd. *	Tortola, British Virgin Island	100

Companies with a participation of less than 50%:

Company	Registered office	Holdings of bwin or a subsidiary in %

Betbull Holding SE	Vienna, Austria	37.87
bwin e.K. (atypical silent participation)	Neugersdorf, Germany	50
BWIN BAHIS VE SANS OYUNLARI SANAYI VE TICARET LIMITED SIRKETI	Ankara, Turkey	49
Sajoo S.A.S. *	Boulogne-Billancourt, France	45

* indirect holding of bwin

+ direct and indirect holdings of bwin

- 109 -	1. Dezember 2010

Anlage 2
Direct holdings of bwin after spin-off

Company	Registered office	Holdings of bwin or a subsidiary in %

BWIN ARGENTINA S.A. +	Posadas, Argentina	100
BWIN BAHIS VE SANS OYUNLARI SANAYI VE TICARET LIMITED SIRKETI	Ankara, Turkey	49
bwin (Bejing) Management and Consulting Co., Ltd.	Beijing, China	100
bwin e.K. (atypical silent participation)	Neugersdorf, Germany	50
bwin European Markets Holding S.p.A.	Milan, Italy	100
BWIN INTERACTIVE ENTERTAINMENT SA (PTY) LTD	Caledon, South Africa	20[3]
BWIN INTERACTIVE MARKETING ESPAÑA SL	Madrid, Spain	100
bwin Interactive Marketing UK Ltd	London, U.K.	100
bwin International Limited	Gibraltar	100
bwin Italia S.r.l.	Milan, Italy	100
BWIN MEXICO, S.A. De C.V.	Mexico City	80
Drachenfelssee 421. V V GmbH	Bonn, Germany	100
bwin Services AG	Vienna, Austria	100
INFIELD – SERVÇIOS DE CONSULTORIA E MARKETING, UNIPESSOAL LDA	Lisbon, Portugal	100
WEBSPORTS ENTERTAINMENT Marketing Services GmbH	Vienna, Austria	100

+ direct and indirect holdings of bwin

These direct subsidiaries grant bwin (and consequently bwin.party) indirect holdings (to the relevant extent) in all companies of the bwin group.

[3] On the basis of existing agreements, bwin Interactive Entertainment AG substantially controls 100% of the shares in BWIN INTERACTIVE ENTERTAINMENT SA (PTY) LTD.

- 110 -	1. Dezember 2010

Anlage 3
Holdings of PartyGaming

PartyGaming currently holds 100% in PartyGaming Holdings Limited having its registered office in Gibraltar. Via these companies, PartyGaming indirectly holds 100% of the shares in the following companies:

Company	Registered office / jurisdiction	Holding in %

Adventerex Enterprises Limited	Gibraltar	100
Amber Limited	Gibraltar	100
Bay Management Limited	Gibraltar	100
Bellingrath Enterprises Limited	Gibraltar	100
Black Shell Media Limited	Bristol, U.K.	100
Cashcade Alderney Limited	Alderney	100
Cashcade Limited	London, U.K.	100
Cashcade Interactive Limited	London, U.K.	100
Club Services Inc	U.S.A.	100
Distributed Media Limited	Gibraltar	100
ElectraGames Limited	Gibraltar	100
ElectraWorks (Alderney) Limited	Alderney, U.K.	100
ElectraWorks (France) S.A.S.	Paris, France	100
ElectraWorks Limited	Gibraltar	100
EZE International Limited	Gibraltar	100
GB Services EooD	Sofia, Bulgaria	100
Herotech Limited	London, U.K.	100
iGlobalMedia Entertainment Limited	Gibraltar	100
iGlobalMedia Marketing (Gibraltar) Limited	Gibraltar	100
iGlobalMedia Marketing (Israel) Limited	Tel Aviv-Jaffa, Israel	100
iGlobalMedia Marketing (UK) Limited	London, U.K.	100
IGM Domain Name Services Limited	Gibraltar	100
Independent Technology Ventures Limited	British Virgin Islands	100
Interactive Domains Limited	Gibraltar	100
Interactive Media Services Limited	Gibraltar	100
Interskill Games Limited	Gibraltar	100
Ironville (International) Limited	Gibraltar	100
IVY Comptech Private Limited	Andhra Pradesh, India	100
IVY Foundation	India	100
Kaiane Services S.A.S.	Paris, France	100
Leo Data Limited	Gibraltar	100
Northworld Investments SL	Spain	100
P2P Gaming Limited	Gibraltar	100
Party InterVentures Limited	Gibraltar	100
Party Ventures Limited	Gibraltar	100
PartyGaming Asia Limited	Gibraltar	100
PartyGaming Entertainment (Gibraltar) Limited	Gibraltar	100
PartyGaming Finance Limited	Hamilton, Bermuda	100
PartyGaming IA Limited	Hamilton, Bermuda	100
PartyGaming Services (UK) Limited	London, U.K.	100
PartyPartners Limited	Gibraltar	100
Paytech International Limited	Gibraltar	100
PB (Italia) Srl	Rome, Italy	100
Peerless Media Limited	Gibraltar	100
PGB Limited	Gibraltar	100
Pixtel Limited	Gibraltar	100
PKR Services Limited	Gibraltar	100
Transglobal Media Limited	Gibraltar	100
WBC Productions (Gibraltar) Limited	Gibraltar	100
Worldnet DNS Management Limited	Gibraltar	100
WPC Productions Limited	Gibraltar	100

- 111 -	1. Dezember 2010

Company	Registered office / jurisdiction	Holding in %

Smooth Capital Investments Limited	British Virgin Islands	100
Winner Summit Limited	British Virgin Islands	100
WPT Enterprises Inc	Los Angeles, U.S.A.	100

- 112 -	1. Dezember 2010

Anlage 4
Holdings of bwin.party

Company	Registered office / jurisdiction	Holding in%

Adventerex Enterprises Limited *	Gibraltar	100
Amber Limited *	Gibraltar	100
Bay Management Limited *	Gibraltar	100
Bellingrath Enterprises Limited *	Gibraltar	100
Black Shell Media Limited *	Bristol, U.K.	100
Cashcade Alderney Limited *	Alderney	100
Cashcade Limited *	London, U.K.	100
Cashcade Interactive Limited *	London, U.K.	100
Club Services Inc *	U.S.A.	100
Distributed Media Limited *	Gibraltar	100
bwin Services AG	Wien, Austria	100
ElectraGames Limited *	Gibraltar	100
ElectraWorks (Alderney) Limited *	Alderney, U.K.	100
ElectraWorks (France) S.A.S. *	Paris, France	100
ElectraWorks Limited *	Gibraltar	100
EZE International Limited *	Gibraltar	100
GB Services EooD *	Sofia, Bulgaria	100
Herotech Limited *	London, U.K.	100
iGlobalMedia Entertainment Limited *	Gibraltar	100
iGlobalMedia Marketing (Gibraltar) Limited *	Gibraltar	100
iGlobalMedia Marketing (Israel) Limited *	Tel Aviv-Jaffa, Israel	100
iGlobalMedia Marketing (UK) Limited *	London, U.K.	100
IGM Domain Name Services Limited *	Gibraltar	100
Independent Technology Ventures Limited *	British Virgin Islands	100
Interactive Domains Limited *	Gibraltar	100
Interactive Media Services Limited *	Gibraltar	100
Interskill Games Limited *	Gibraltar	100
Ironville (International) Limited *	Gibraltar	100
IVY Comptech Private Limited *	Andhra Pradesh, India	100
IVY Foundation *	India	100
Kaiane Services S.A.S. *	Paris, France	100
Leo Data Limited *	Gibraltar	100
Northworld Investments SL *	Spain	100
P2P Gaming Limited *	Gibraltar	100
Party InterVentures Limited *	Gibraltar	100
Party Ventures Limited *	Gibraltar	100
PartyGaming Asia Limited *	Gibraltar	100
PartyGaming Entertainment (Gibraltar) Limited *	Gibraltar	100
PartyGaming Finance Limited *	Hamilton, Bermuda	100
PartyGaming Holdings Limited	Gibraltar	100
PartyGaming IA Limited *	Hamilton, Bermuda	100
PartyGaming Services (UK) Limited *	London, U.K.	100
PartyPartners Limited *	Gibraltar	100
Paytech International Limited *	Gibraltar	100
PB (Italia) Srl *	Rome, Italy	100
Peerless Media Limited *	Gibraltar	100
PGB Limited *	Gibraltar	100
Pixtel Limited *	Gibraltar	100
PKR Services Limited *	Gibraltar	100
Transglobal Media Limited *	Gibraltar	100
WBC Productions (Gibraltar) Limited *	Gibraltar	100
Worldnet DNS Management Limited *	Gibraltar	100
WPC Productions Limited *	Gibraltar	100
Smooth Capital Investments Limited *	British Virgin Islands	100
Winner Summit Limited *	British Virgin Islands	100
WPT Enterprises Inc *	Los Angeles, U.S.A.	100
BWIN ARGENTINA S.A. +	Posadas, Argentina	100
BWIN BAHIS VE SANS OYUNLARI SANAYI	Ankara, Turkey
VE TICARET LIMITED SIRKETI		49
BILLARES OLIMPO S.L. *	Madrid, Spain	100

- 113 -	1. Dezember 2010

Company	Registered office / jurisdiction	Holding in %

bwin (Bejing) Management and Consulting Co., Ltd.	Beijing, China	100
bwin e.K. (atypisch stille Beteiligung)	Neugersdorf, Germany	50
bwin European Markets Holding S.p.A.	Milan, Italy	100
BWIN INTERACTIVE ENTERTAINMENT SA (PTY) LTD	Caledon, South Africa	204
BWIN INTERACTIVE MARKETING ESPAÑA SL	Madrid, Spain	100
bwin Interactive Marketing UK Ltd	London, U.K.	100
bwin International Limited	Gibraltar	100
bwin Italia S.r.l.	Milan, Italy	100
BWIN MEXICO, S.A. De C.V.	Mexico City	80
Drachenfelssee 421. V V GmbH	Bonn, Germany	100
bwin Services AG	Wien, Austria	100
Immunopharma B.V. *	Wormerveer, The Netherlands	51
INFIELD – SERVÇIOS DE CONSULTORIA E MARKETING, UNIPESSOAL LDA	Lisbon, Portugal	100
WEBSPORTS ENTERTAINMENT Marketing Services GmbH	Vienna, Austria	100
Betbull Holding SE *	Vienna, Austria	37.87
Sajoo S.A.S. *	Boulogne-Billancourt, France	45
LEKKER BETTING AND GAMING (PTY) LTD*	Caledon, South Africa	90
Pegasus Pferdewetten GmbH *	Munich, Germany	100
Southern Gem Ltd. *	Tortola, British Virgin Island	100
B.E.S. S.A.S. *	Paris, France	75
bwin Games AB *	Stockholm, Sweden	100
CQR Payment Solutions GmbH *	Wien, Austria	100
CQR UK Payment Solutions Ltd *	London, U.K.	100
DSG Deutsche Sportwett Gesellschaft mbH *	Dresden, Germany	100
Gioco Digitale Italia S.r.l. *	Milan, Italy	100
ONGAME NETWORK LIMITED *	Gibraltar	100
Ongame Future AB *	Stockholm, Sweden	100
ONGAME Holding Malta Ltd *	Malta	100
ONGAME International Malta Ltd *	Malta	100
SA Online Handelsbolag *	Stockholm, Sweden	100
TC Invest AG *	Wien, Austria	100
UnitedGames B.V. *	Wormerveer, The Netherlands	51
UnitedGames Holding B.V. *	Amsterdam, The Netherlands	51
Vincento Payment Solutions Limited *	London, U.K.	100
WINNERS APUESTAS, S.A. *	Madrid, Spain	100

*	indirect holdings of bwin.party

+	direct and indirect holdings of bwin.party

[4] On the basis of existing agreements, bwin Interactive Entertainment AG substantially controls 100% of the shares in BWIN INTERACTIVE ENTERTAINMENT SA (PTY) LTD aus.

- 114 -	1. Dezember 2010